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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209123

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT                        SUBJECT TO COMPLETION                        PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 26, 2016

 (To Prospectus dated January 26, 2016)

$2,350,000,000

Class B Common Stock

We are offering $2,350,000,000 of shares of our Class B common stock. Our Class B common stock has voting rights only in limited circumstances, including to elect three members of our Board of Directors. See "Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights" in the accompanying prospectus.

Our Class B common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "TAP." On January 25, 2016, the last reported sales price of our Class B common stock on the NYSE was $87.60 per share.

Investing in our Class B common stock involves risks. You should carefully consider each of the factors described under "Risk Factors" beginning on page S-14 of this prospectus supplement, as well as those contained in the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission that are incorporated by reference herein and therein for more information, before you make any investment in our Class B common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

To the extent the underwriters sell more than $2,350,000,000 of shares of our Class B common stock, the underwriters may also purchase up to an additional $235,000,000 of shares of our Class B common stock at the public offering price, less the underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             , and our total proceeds, before expenses, will be $             .

The underwriters are offering the shares of Class B common stock as set forth under "Underwriting." Delivery of the shares will be made on or about                           , 2016.

Joint Book-Running Managers

UBS Investment Bank	BofA Merrill Lynch	Citigroup

BMO Capital Markets	MUFG	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is                           , 2016.

Prospectus Supplement

Prospectus

        Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. We are offering to sell and are seeking offers to buy shares of our Class B common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our Class B common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of Class B common stock and also adds to and updates information contained in the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

        As permitted by the rules and regulations of the Securities and Exchange Commission ("SEC"), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in the accompanying prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC's website or at the SEC's offices described below under the heading "Where You Can Find More Information."

        You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

        This prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners. Solely for convenience, copyrights, trademarks, service marks and trade names referred to in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may appear without the ©, ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owners to these copyrights, trademarks, service marks and trade names.

        Unless the context otherwise indicates, references in this prospectus to "Molson Coors," "MCBC," the "Company," "we," "us" and "our" are to Molson Coors Brewing Company and its subsidiaries.

MARKET AND INDUSTRY DATA

        The market and industry data used in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications, customers, trade or business organizations, reports by market research firms and other published statistical information from third parties, as well as information based on management's good faith estimates, which we derive from our review of internal information and independent sources. Although we believe these sources to be reliable, we have not independently verified the accuracy or completeness of the information.

S-ii

 NON-GAAP FINANCIAL MEASURES

        In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America ("U.S. GAAP") in this prospectus supplement, we also present underlying after-tax income and underlying free cash flow, which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We calculate non-GAAP underlying after-tax income and underlying free cash flow by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for underlying after-tax income and net cash provided by operating activities for underlying free cash flow. Our management uses underlying after-tax income and underlying free cash flow: as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that these non-GAAP measures are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

S-iii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        Statements that refer to projections regarding the Acquisition (as defined below), our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements relating timing, benefits and expectations regarding the Acquisition, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, anticipated results, anticipated synergies, anticipated cost savings, anticipated future debt issuances and financing requirements, expectations for funding future capital expenditures and operations, debt service capabilities, shipment levels and profitability, market share and the sufficiency of capital resources. In addition, statements that we make that are not statements of historical fact may also be forward-looking statements. Words such as "expects," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," and variations of such words and similar expressions are intended to identify forward-looking statements.

        Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those indicated (both favorably and unfavorably). We urge you to consider the risks and uncertainties described in "Risk Factors" in this prospectus supplement, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and in any of our other public filings, including our Annual Report on Form 10-K for the year ended December 31, 2014. Caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made and, except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

        The following summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding whether to invest in our Class B common stock. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our Class B common stock described under the heading "Risk Factors" in this prospectus supplement, as well as our consolidated financial statements and notes thereto and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

        We are one of the world's largest brewers and have a diverse portfolio of owned and partner brands, including core brands Carling, Coors Light, Molson Canadian and Staropramen, as well as craft and specialty beers such as Blue Moon, Creemore Springs, Cobra and Doom Bar. For more than 350 combined years, we have been brewing high-quality, innovative products with the purpose of delighting the world's beer drinkers. Our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.

Industry Overview

        The brewing industry has significantly evolved over the years, becoming an increasingly global beer market. The industry was previously founded on local presence with modest international expansion achieved through export, license and partnership arrangements. More recently, it has become increasingly complex, as the consolidation of brewers has occurred globally, resulting in fewer major global market participants. In addition to the acquisitive element of this industry consolidation, the market continues to utilize export, license and partnership arrangements; however, these are often with the same global competitors that make up the majority of the market. This industry consolidation has resulted in a small number of large global brewers representing the majority of the worldwide beer market. At the same time, smaller local brewers within certain established markets are experiencing accelerated growth as consumers increasingly place value on locally-produced, regionally-sourced products. As the beer industry continues its evolution of consolidation and diversification of its products to meet consumer demand with broadening preferences, large global brewers are uniquely positioned to leverage the scale, depth of product portfolio and industry knowledge to continue to lead the market forward.

        For example, during 2015, Anheuser-Busch InBev SA/NV's ("ABI") announced it had entered into a definitive agreement to acquire SABMiller plc ("SABMiller"). The resulting transaction is expected to be finalized in the second half of 2016 subject to ABI and SABMiller shareholder approval and various global regulatory approvals. Concurrently with that announcement, we entered into a definitive purchase agreement with ABI pursuant to which we will acquire the remaining 58% of MillerCoors LLC ("MillerCoors") and all the trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico for $12.0 billion in cash, subject to downward adjustment as described in the purchase agreement. See "Recent Developments—Pending Acquisition of MillerCoors and the Miller Brand Portfolio" below for additional information. Under the purchase agreement, we will retain the rights to all of the brands currently in the MillerCoors portfolio for the U.S. and Puerto Rican markets, including import brands such as Peroni and Pilsner Urquell, as well as full ownership of the Miller brand portfolio outside of the U.S. and Puerto Rico. At this time, we anticipate this acquisition will close in the second half of 2016 subject to necessary regulatory approvals and contingent on the successful closing of the transaction between ABI and SABMiller.

        Additionally, in 2012, as part of our participation in these industry changes, we expanded our operations globally and in emerging markets, including our acquisition of Starbev Holdings S.à r.l, representing our operations within Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, Romania, Serbia and Slovakia (collectively, our Central Europe business and included in our Europe segment), as well as our continual aim to grow our market share within certain emerging markets, such as Latin America and Asia.

        We evaluate ourselves in relation to other global brewers using various metrics, including overall market capitalization, volume, net sales revenue, gross margins and net profits, as well as our position within each of our core markets, with the goal to be the first choice for our consumers and customers. To provide a perspective of the relative size of the major participants in the global brewing market, the market capitalizations of our primary global competitors, based on foreign exchange rates at December 31, 2015, were as follows:

Market Capitalization
(In billions)
Anheuser-Busch InBev SA/NV	$201.0
SABMiller plc	$97.2
Heineken N.V.	$49.3
Molson Coors Brewing Company	$17.3
Carlsberg Group	$13.7

Brands and Segments

        We believe our portfolio of products encompasses all segments of the beer industry with the purpose of delighting the world's beer drinkers, including premium and premium lights, economy, above premium and craft, as well as adjacencies such as ciders and other malt beverages.

        We operate our business in four reporting segments: (1) Molson Coors Canada (Canada segment), operating in Canada; (2) MillerCoors, operating in the United States (U.S. segment), which is currently accounted for by us under the equity method of accounting; (3) Molson Coors Europe (Europe segment), operating in Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, Republic of Ireland, Romania, Serbia, Slovakia and the United Kingdom ("U.K."); and (4) Molson Coors International (MCI segment), operating in various other countries.

        Canada Segment.    We are Canada's second-largest brewer by volume and North America's oldest beer company. Our market share of the Canada beer market in 2014 was approximately 37%. We brew, market, sell and distribute a wide variety of beer brands nationally. The Canada segment also includes our partnership arrangements related to the distribution of beer in Ontario through Brewers' Retail Inc. ("BRI"), and in the Western provinces through Brewers' Distributor Ltd. ("BDL"). BRI and BDL are accounted for under the equity method of accounting. BRI was previously owned by Molson Coors Canada, Labatt Breweries of Canada LP (a subsidiary of ABI) and Sleeman Breweries Ltd. (a subsidiary of Sapporo International). Based on a new master agreement effective January 1, 2016, there has been a change in ownership structure of BRI allowing all other qualifying Ontario-based brewers the ability to participate in the ownership of BRI. BDL is jointly owned by Molson Coors Canada and Labatt Breweries of Canada LP.

        Our portfolio has leading brands in all major product and price segments. Our core brands sold in Canada include Coors Light and Molson Canadian. We also sell Belgian Moon, Carling, Carling Black Label, Coors Altitude, Coors Banquet, Creemore Springs brands, Granville Island brands, Keystone Light, Mad Jack, Molson Canadian 67, Molson Canadian Cider, Molson Dry, Molson Export, Pilsner, Rickard's brands and a number of other regional brands. Under license from Heineken, we also brew or distribute Amstel Light, Heineken, Murphy's, Newcastle Brown Ale and Strongbow cider, and premium import brands owned by Heineken, including Desperados, Dos Equis, Moretti, Sol and Tecate. We also have contract brewing agreements to produce for the U.S. market Asahi Select and Asahi Super Dry for Asahi Breweries, Ltd. and Labatt Blue and Labatt Blue Light for North American Breweries, Inc. In 2014, Coors Light had approximately 13% market share and was the second largest selling beer brand in Canada, and Molson Canadian had approximately 7% market share and was the third largest selling beer in Canada.

        U.S. Segment.    MillerCoors is the second largest brewer by volume in the U.S., selling approximately 27% of the total 2014 U.S. brewing industry shipments (excluding exports). MillerCoors was formed in July 2008 as a joint venture between us and SABMiller. Each party contributed its U.S. and Puerto Rico businesses and related operating assets and certain liabilities. The percentage interests in the profits of MillerCoors are 58% for SABMiller and 42% for us. Voting interests are shared 50%/50%, and we and SABMiller have equal representation on the board of directors of MillerCoors. Our interest in MillerCoors is accounted for under the equity method of accounting. MillerCoors' corporate headquarters is in Chicago, Illinois. As of December 31, 2015, MillerCoors had approximately 8,300 employees.

        MillerCoors sells a wide variety of brands throughout the U.S. and Puerto Rico, including craft and import brands. MillerCoors' core brands sold in the U.S. are Coors Light and Miller Lite. MillerCoors also sells Batch 19, Blue Moon brands, Coors Banquet, Coors Non-Alcoholic, Grolsch, Hamm's, Henry Weinhard's brands, Icehouse, Keystone, Leinenkugel's brands, Magnum Malt Liquor, Mickey's, Miller Fortune, Miller Genuine Draft, Miller High Life, Milwaukee's Best, Olde English 800, Peroni Nastro Azzurro, Pilsner Urquell, Saint Archer brands, Sharp's non-alcoholic, Smith & Forge, St. Stefanus, Steel Reserve brands, Third Shift and hard cider brands from the Crispin Cider Company. MillerCoors also brews or distributes under license the George Killian's Irish Red and Redd's brands, as well as certain of the Foster's and Molson brands.

        Europe Segment.    We are the second largest brewer by volume, on a combined basis, within the European countries in which we operate, with an approximate aggregate 20% market share (excluding "factored" products) in 2014. The majority of our European segment sales are in the U.K., Croatia, Czech Republic and Romania. Our portfolio includes beers that have the largest share in their respective countries, such as Carling in the U.K., Jelen in Serbia, Ozujsko in Croatia, Kamenitza in Bulgaria, and Niksicko in Montenegro. We have beers that rank in the top three in market share in their respective segments throughout the region, including Staropramen in the Czech Republic, Bergenbier in Romania and Borsodi in Hungary.

        Our core brands sold in Europe include Carling and Staropramen. We also sell Apatinsko, Astika, Bergenbier, Blue Moon, Borsodi, Branik, Coors Light, Jelen, Kamenitza, Niksicko, Noroc, Ostravar, Ozujsko, Sharp's Doom Bar and Worthington's, as well as a number of smaller regional ale brands in the U.K., Republic of Ireland and Central Europe. The European business has licensing agreements with various other brewers through which it also brews or distributes Beck's, Belle-Vue Kriek brands, Hoegaarden Leffe, Lowenbrau, Löwenweisse, Spaten and Stella Artois in certain Central European countries. Beginning in January 2015, we now also distribute Corona Extra, Modelo Especial, Negra Modelo and Pacifico Clara throughout the Central European countries in which we operate. In the U.K., we also sell the Cobra brands through the Cobra Beer Partnership Ltd. joint venture and the Grolsch brands through a joint venture with Royal Grolsch N.V., and are the exclusive distributor for several brands which are sold under license, including Singha. Additionally, in order to be able to provide a full line of beer and other beverages to our U.K. on-premise customers, we sell "factored" brands, which are third-party beverage brands for which we provide distribution to retail, typically on a non-exclusive basis. In the third quarter of 2015, we purchased the Rekorderlig cider brand distribution rights in the U.K. and the Republic of Ireland.

        Molson Coors International Segment.    The objective of the MCI segment is to grow and expand our business and brand portfolio in new and existing markets, including emerging markets, outside the U.S., Canada and Europe segments. The focus of MCI includes Latin America (including Mexico, Central America, the Caribbean and South America, and excluding Puerto Rico as it is part of the U.S. segment), Asia, Europe (excluding the U.K., Ireland and Central Europe, as they are a part of the Europe segment), India and Australia. The MCI portfolio of beers competes within the above-premium category in most of our markets. Our principal competitors include large global brewers, as well as local brewers. As MCI's objective is to grow and expand our business, we are developing scale and building market share in the countries where we operate. Many of the markets in which we operate are considered emerging beer markets, with other brewers controlling the majority of the market share. Our beers compete not only with similar products from competitors, but also with other alcohol beverages, including wines, spirits, and ciders, and thus our competitive position is affected by consumer preferences between and among these other categories.

        Our core brands sold in our international markets as part of our MCI segment include Carling, Coors Light and Staropramen. Other brands sold in our international markets, including brands sold under export and license agreements, include Blue Moon, Cobra, Corona and Molson Canadian. We also market and sell brands unique to these international markets which include Carling Strong, Coors, Coors 1873, Coors Extra, Coors Gold, Iceberg 9000, King Cobra, Royal Brew, Thunderbolt and Zima.

Recent Developments

Pending Acquisition of MillerCoors and the Miller Brand Portfolio

        On November 11, 2015, we entered into a purchase agreement (the "Purchase Agreement") with ABI to acquire, contingent upon the closing of the acquisition of SABMiller by ABI pursuant to the transaction announced on November 11, 2015 (the "ABI-SABMiller Transaction"), all of SABMiller's interest in MillerCoors and all the trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico for $12.0 billion in cash, subject to downward adjustment as described in the Purchase Agreement (the "Acquisition"). We currently own 42% of the outstanding equity interests of MillerCoors. Following the closing of the Acquisition, we will own 100% of the outstanding equity interests of MillerCoors.

        We have agreed to take certain actions as are required to obtain antitrust clearance of the Acquisition (including with respect to certain divestitures and other remedies), subject to indemnification by ABI in case of certain divestitures or other remedies that cause a loss to us, as described in the Purchase Agreement. The completion of the Acquisition is subject to customary limited closing conditions, including (i) the absence of any applicable and material constitution, statute, law, treaty, ordinance, regulation, rule, code, principle of common law, order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling or award prohibiting the consummation of the Acquisition or making the Acquisition illegal, and (ii) the completion of the ABI-SABMiller Transaction. The closing of the Acquisition is not conditioned on the absence of any material adverse change in MillerCoors' business, prospects or results of operations. Subject to the foregoing conditions, we expect the Acquisition to close in the second half of 2016.

        We believe the Acquisition will strengthen our presence in the highly attractive U.S. beer market, further improve our global scale and agility, benefit us from significantly enhanced cash flows, and capture substantial operational synergies. Furthermore, we believe the acquisition of the Miller brand rights globally will help accelerate our growth strategy by strengthening our international beer portfolio with a powerful and authentic American brand, as well as expand our presence in high-growth markets.

        As part of the Acquisition, we will also acquire all of the trademarks, contracts and certain other limited assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico. This portion of the Acquisition excludes the actual legal entities, certain liabilities, infrastructure and employees used by SABMiller to operate the business associated with the international Miller brand portfolio. We understand that SABMiller does not currently manage the international Miller brand portfolio through a single entity or business unit, but instead through a variety of legal entities, divisions and branches. Specifically, we understand SABMiller utilizes the international Miller brand portfolio for the sale of beer sourced through local production, export contracts, distribution and licensing arrangements in over 50 countries around the world, including in North America, Latin America (including South America), Europe, South Africa and parts of Asia. We understand the international Miller brands are often sold in these countries in conjunction with other SABMiller brands that we are not acquiring as part of the Acquisition.

        Our current plans are to ultimately integrate the international Miller brand portfolio into other divisions within Molson Coors including in our Canada, Europe and MCI business segments. We believe that our purchase of the international Miller brand portfolio provides a strategic opportunity to leverage the iconic Miller trademark globally alongside our trademarks for Coors and Staropramen, and presents volume and profit growth opportunities for us in both our core markets as well as emerging markets. It also gives us control over the international Miller brand portfolio to ensure that we manage consistency of messaging and quality control for an important brand family that is already owned by MillerCoors. We do not have historical financial information for the international Miller brand portfolio as a result of our current limited ability to access the necessary information. The limited information that was made available to us indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and will be insignificant to us following the successful closing of the Acquisition. Pursuant to the Purchase Agreement, the purchase price for the Acquisition is subject to downward adjustment if the international Miller brand portfolio generates less than $70 million of EBITDA (as defined in the Purchase Agreement) in the four quarters immediately prior to the closing of the Acquisition.

Bridge Loan, Term Loan and Other Debt Financing Transactions

        In addition to this offering, we have obtained, or expect to obtain or otherwise incur, additional financing for the Acquisition as described below.

        On December 16, 2015, we entered into a 364-Day Bridge Loan Agreement (the "Bridge Loan Agreement") by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Bridge Loan Agreement provides for a 364-day bridge loan facility of up to $9.3 billion, the proceeds of which must be used for consummating the Acquisition and related fees and expenses. Any funding under the Bridge Loan Agreement would occur substantially concurrently with the consummation of the Acquisition, subject to customary conditions for acquisition financings of this type. Unless terminated earlier, the Bridge Loan Agreement will mature on the date that is 364 days after the closing of the Acquisition, and the principal amount outstanding under the Bridge Loan Agreement, together with all accrued unpaid interest and other amounts owed thereunder, if any, will be payable in full upon such date. We intend to reduce borrowings under the Bridge Loan Agreement by the proceeds from this offering and other equity or debt offerings we may complete on or prior to the closing of the Acquisition.

        On December 16, 2015, we also entered into a Term Loan Agreement (the "Term Loan Agreement") by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Term Loan Agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion, the proceeds of which will also be available for us to finance the Acquisition and related fees and expenses. Any funding under the Term Loan Agreement would occur substantially concurrently with the closing of the Acquisition, subject to customary conditions for acquisition financings of this type. Unless terminated earlier, the 3-year tranche under the Term Loan Agreement will mature on the three-year anniversary of the closing of the Acquisition and the 5-year tranche under the Term Loan Agreement will mature on the five-year anniversary of the closing of the Acquisition, with the principal amount outstanding under each such tranche, together with all accrued unpaid interest and other amounts owed thereunder, if any, payable in full upon such applicable dates.

        Subsequent to this offering, we expect to offer up to approximately $6.8 billion aggregate principal amount of notes. The proceeds of such notes offerings are expected to fund the balance of the purchase price for the Acquisition, and related fees and expenses, in lieu of bridge loans. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any notes that may be offered or sold in the proposed notes offerings.

        We intend to fund a portion of the purchase price of the Acquisition with the $3.0 billion proceeds from the Term Loan Agreement. If and to the extent the Class B common stock offered hereby or the proposed notes are not issued and sold (or are issued in lesser amounts), we will also borrow up to $9.3 billion under the Bridge Loan Agreement in order to fund the remaining purchase price of the Acquisition. Further information about the Bridge Loan Agreement and the Term Loan Agreement, including copies of the Bridge Loan Agreement and the Term Loan Agreement, is contained in our Current Report on Form 8-K filed on December 17, 2015, and incorporated by reference in this prospectus supplement.

        Completion of this offering is not contingent upon (1) the closing of the proposed future notes offerings or (2) the consummation of the Acquisition. Accordingly, even if the Acquisition or the debt financing transactions do not occur, the shares of Class B common stock sold in this offering will remain outstanding. If the Acquisition does not close, we will use the proceeds of this offering for general corporate purposes, which may include share repurchases, acquisitions or debt repayment.

        We cannot assure you that we will complete the Acquisition or the proposed sale of notes on the terms contemplated by this prospectus supplement or at all. After the closing of the Acquisition, if completed, we may also replenish our cash or repay any borrowings made in connection with the Acquisition with the proceeds of additional financings.

Preliminary Results for the Quarter and Year Ended December 31, 2015

        We are currently finalizing our financial results for the quarter and year ended December 31, 2015. Complete financial information is not available and will not be final until we complete our financial closing procedures. Based on information currently available, the following are preliminary estimates for the quarter and year ended December 31, 2015:

  •
  We are updating our previously-issued underlying free cash flow guidance for the year ended December 31, 2015 to a range of $690 million to $720 million. Previous guidance for underlying free cash flow was $550 million to $605 million for the year. This increase in guidance was primarily driven by better-than-expected working capital changes in the fourth quarter of 2015, including lower cash taxes, as well as lower capital expenditures and higher distributions from MillerCoors (driven by favorable changes in working capital);

  •
  Net sales of approximately $830 million to $860 million for the quarter ended December 31, 2015, down from the prior-year period, primarily due to unfavorable foreign currency movements;

  •
  Net income from continuing operations attributable to MCBC, on a U.S. GAAP basis, of approximately $28 million to $38 million, or $0.15 to $0.21 per diluted share, for the quarter ended December 31, 2015; and

  •
  Non-GAAP underlying after-tax income of approximately $85 million to $95 million, or $0.46 to $0.52 per diluted share, for the quarter ended December 31, 2015.

        Non-GAAP underlying after-tax income and U.S. GAAP net income in the quarter ended December 31, 2015 were adversely affected by foreign currency movements, increased brand investments, and the impact of the loss of our Modelo brands and Heineken brewing contracts in the U.K. in 2015. The preliminary estimate of U.S. GAAP net income is lower than the estimated underlying after-tax income for the quarter ended December 31, 2015 due to special and other non-core items.

        The foregoing results for the quarter and year ended December 31, 2015 are preliminary and unaudited and represent the most current information available to management. Our actual results may differ from these preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this prospectus supplement and the time that financial results for the quarter and year ended December 31, 2015 are finalized.

        The preliminary results included in this prospectus supplement have been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

        The following are reconciliations of underlying after-tax income and underlying free cash flow to their respective nearest U.S. GAAP measure:

Underlying After-Tax Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 31, 2015		December 31, 2014
	Low	High
U.S. GAAP: Net income attributable to MCBC from continuing operations	$28	$38	$93.2
Per diluted share	$0.15	$0.21	$0.50
Add:
Net Non-GAAP Adjustments, net of tax(1)	57	57	8.9

Non-GAAP: Underlying after-tax income	$85	$95	$102.1
Per diluted share	$0.46	$0.52	$0.55

(1)
Represents preliminary estimate for 2015 special items, net, 42% of MillerCoors special items, net of tax, unrealized mark-to-market impacts, acquisition and financing related costs associated with pending acquisition of 58% of MillerCoors and the international Miller brand portfolio, and related tax impacts.

 Underlying Free Cash Flow
(In millions)
(Unaudited)

		Twelve Months Ended
		December 31, 2015		December 31, 2014
		Low	High
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$680	$710	$1,272.6
Less:	Additions to properties(1)	(275)	(275)	(259.5)
Less:	Investment in MillerCoors(1)	(1,443)	(1,443)	(1,388.1)
Add:	Return of capital from MillerCoors(1)	1,443	1,443	1,382.5
Add:	Net Other Non-GAAP Adjustments(2)	285	285	(50.8)

Non-GAAP:	Underlying Free Cash Flow	$690	$720	$956.7

(1)
Included in net cash used in investing activities.

(2)
Represents preliminary estimate for 2015 cash impact of special items (primarily reflects termination fees received and paid, as well as costs paid for brewery closures and restructuring activities), cash paid for costs related to the pending acquisition of 58% of MillerCoors and the international Miller brand portfolio, discretionary contribution of $227.1 million to our U.K. pension plan, net cash paid for settlements of interest rate swaps and cash impact of MillerCoors special items and investments in businesses.

Corporate Information

        Molson, Inc. ("Molson") and the Adolph Coors Company ("Coors") were founded in 1786 and 1873, respectively. Coors was originally incorporated in June 1913 under the laws of the State of Colorado as the Adolph Coors Company. In August 2003, Coors changed its state of incorporation to the State of Delaware. In February 2005, upon completion of the merger of Coors and Molson, Coors changed its name to Molson Coors Brewing Company. The addresses and telephone numbers of our dual principal executive offices are: 1801 California Street, Suite 4600, Denver, Colorado 80202, (303) 927-2337 and 1555 Notre Dame Street East, Montréal, Québec, Canada H2L 2R5, (514) 521-1786. Our website address is www.molsoncoors.com. Information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

 The Offering

Issuer	Molson Coors Brewing Company
Class B common stock offered by us	$2,350,000,000 of shares
Class B common stock to be outstanding after this offering

189,878,333 shares (192,560,982 shares if the underwriters exercise in full their option to purchase additional shares), assuming a public offering price of $87.60 per share, which is equal to the last reported sale price of our Class B common stock on the NYSE on January 25, 2016

Class A common stock to be outstanding after this offering	2,565,137 shares
Class A exchangeable shares to be outstanding after this offering	2,888,692 shares
Class B exchangeable shares to be outstanding after this offering	16,011,153 shares
Underwriters' option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional $235,000,000 of shares of Class B common stock.
Voting Rights

The holders of our Class B common stock and Special Class B voting stock (as instructed by the holders of the Class B exchangeable shares), voting as a single class, may vote with respect to the following: (i) any matter required by the Delaware General Corporation Law, (ii) the election of up to three directors, and (iii) as provided in our Restated Certificate of Incorporation, including on a non-binding advisory basis on the compensation of our named executive officers. In all other cases, the right to vote is vested exclusively with the holders of our Class A common stock and Special Class A voting stock (as instructed by the holders of the Class A exchangeable shares), voting together as a single class.

Pentland Securities (1981) Inc. ("Pentland") (a company controlled by the Molson family and its affiliates) and the Adolph Coors Jr. Trust (the "Coors Trust"), which together control more than 90% of the Class A common stock and Class A exchangeable shares, have voting trust agreements through which they have combined their voting power over the shares of Class A common stock and the Class A exchangeable shares that they own. See "Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights" in the accompanying prospectus for additional information.

Use of Proceeds

We intend to use the net proceeds of this offering to fund a portion of the purchase price for the pending Acquisition and to pay related fees and expenses. In the event that the Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include share repurchases, acquisitions or debt repayment. See "Use of Proceeds."

New York Stock Exchange Symbol	TAP
Risk Factors

You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully evaluate the specific factors under "Risk Factors" in this prospectus supplement and those risk factors incorporated by reference herein and in the accompanying prospectus.

        The number of shares of Class B common stock to be outstanding after this offering is based on 163,051,849 shares of Class B common stock outstanding as of December 31, 2015, and excludes as of that date:

  •
  1,304,626 shares of our Class B common stock issuable upon the exercise of stock options and stock-only stock appreciation rights outstanding as of December 31, 2015 at a weighted-average exercise price of $49.49 per share;

  •
  1,195,443 shares of our Class B common stock issuable upon vesting of restricted stock units, deferred stock units, performance units and performance share units outstanding as of December 31, 2015;

  •
  6,790,099 shares of Class B common stock reserved for future issuance under the Molson Coors Brewing Company Incentive Compensation Plan; and

  •
  21,464,982 shares of Class B common stock reserved for future issuance upon exchange or conversion of Class A common stock, Class A exchangeable shares and Class B exchangeable shares. See "Description of Capital Stock" in the accompanying prospectus.

        The number of shares of Class A common stock, Class A exchangeable shares and Class B exchangeable shares to be outstanding after this offering is based on the number of outstanding shares as of December 31, 2015. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of our Class B common stock.

Summary Historical Consolidated Financial Data of Molson Coors

        The summary historical consolidated financial data of Molson Coors as of December 31, 2014 and 2013 and for the years ended December 31, 2014, December 31, 2013 and December 29, 2012 was derived from our audited consolidated financial statements appearing in our Annual Report on Form 10-K for year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. The information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 was derived from our unaudited condensed consolidated financial statements appearing in our Quarterly Report on Form 10-Q for quarter ended September 30, 2015, which is incorporated by reference in this prospectus supplement. The summary historical consolidated balance sheet data as of December 29, 2012 was derived from our audited consolidated financial statements not included or incorporated in this prospectus supplement.

        The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference into this prospectus supplement. Our historical consolidated financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Nine Months Ended		For the Years Ended
	September 30, 2015	September 30, 2014	December 31, 2014	December 31, 2013(1)	December 29, 2012(1)(2)
	(In millions, except per share data)
Consolidated Statements of Operations:
Net sales	$2,723.1	$3,172.5	$4,146.3	$4,206.1	$3,916.5
Net income (loss) from continuing operations attributable to Molson Coors Brewing Company	$322.2	$420.3	$513.5	$565.3	$441.5
Net income (loss) from continuing operations attributable to Molson Coors Brewing Company per share:
Basic	$1.74	$2.27	$2.78	$3.09	$2.44
Diluted	$1.73	$2.26	$2.76	$3.07	$2.43
Consolidated Balance Sheets:(3)
Total assets	$12,645.3	$14,833.4	$13,996.3	$15,580.1	$16,212.2
Current portion of long-term debt and short-term borrowings	$48.2	$1,108.7	$849.4	$586.9	$1,245.6
Long-term debt	$2,953.9	$2,345.8	$2,337.1	$3,213.0	$3,422.5
Other information:
Dividends per share of common stock	$1.23	$1.11	$1.48	$1.28	$1.28

(1)
On November 14, 2013, our Board of Directors approved a resolution to change our fiscal year from a 52/53 week fiscal year to a calendar year. As such, our 2013 fiscal year end was extended from December 28, 2013, to December 31, 2013, with subsequent fiscal years beginning on January 1 and ending on December 31 of each year. The impact of the three additional days in fiscal year 2013 is immaterial to the consolidated financial statements. Fiscal year 2011 contained

  53 weeks whereas fiscal years 2010 and 2012 contained 52 weeks. Fiscal year 2013 included three additional days beyond 52 weeks due to the above mentioned fiscal year change.

(2)
Reflects activity as a result of our acquisition of Starbev Holdings S.à r.l. on June 15, 2012.

(3)
Historical balance sheet figures in the below table have not be adjusted for the adoption of ASU 2015-03: Interest—Imputation of Interest (ASC 835-30)—Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03") because the impact is not material to our historical consolidated financial statements. Debt issuance costs included in total assets as of September 30, 2014, December 31, 2014, December 31, 2013, and December 29, 2012, were approximately $17 million, $16 million, $20 million and $24 million, respectively. The adoption of ASU 2015-03 would result in a retrospective adjustment which would decrease long-term debt by approximately $16 million, $16 million, $20 million and $23 million as of September 30, 2014, December 31, 2014, December 31, 2013, and December 29, 2012, respectively, and decrease the current portion of long-term debt and short-term borrowings by approximately $1 million as of September 30, 2014 and as of December 31, 2012.

 Summary Historical Consolidated Financial Data of MillerCoors

        The summary historical consolidated financial data of MillerCoors as of December 31, 2014 and 2013 and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 was derived from MillerCoors' audited consolidated financial statements appearing in Exhibit 99 to our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. The information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 was derived from MillerCoors' unaudited condensed consolidated financial statements appearing in Exhibit 99.2 to our Current Report on Form 8-K filed on January 26, 2016, which is incorporated by reference in this prospectus supplement. The summary historical consolidated balance sheet data as of December 31, 2012 was derived from MillerCoors' audited consolidated financial statements not included or incorporated in this prospectus supplement. The historical consolidated financial data for MillerCoors may not be indicative of the results of operations or financial position to be expected in the future.

	Nine Months Ended		For the Years Ended
	September 30, 2015	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2012
	(In millions)
Consolidated Statements of Operations:
Net sales	$5,977.3	$6,066.6	$7,848.4	$7,800.8	$7,761.1
Net income (loss) from continuing operations attributable to MillerCoors	$1,108.3	$1,112.9	$1,326.2	$1,270.5	$1,190.9
Consolidated Balance Sheets:
Total assets	$9,906.9	$9,894.3	$9,842.7	$9,787.7	$9,791.3
Current portion of long-term debt and short-term borrowings	$—	$8.0	$—	$8.0	$4.5
Long-term debt	$1.7	$1.7	$1.7	$2.6	$19.1

RISK FACTORS

        An investment in our Class B common stock involves a high degree of risk. Prior to making a decision about investing in our Class B common stock, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption "Risk Factors" in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014. If any of the risks described in this prospectus supplement or accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of our Class B common stock could decline, and you may lose all or part of your investment.

 Risks Relating to the Acquisition

We cannot predict when or if the Acquisition will close.

        The acquisition of the 58% equity interest of MillerCoors that we do not already own and the Miller brand portfolio outside of the U.S. and Puerto Rico is contingent upon a number of conditions beyond our control, including the closing of the ABI-SABMiller Transaction. The closing of the ABI-SABMiller Transaction is subject to conditions beyond our control, including, among other things, receipt of international and U.S. regulatory approvals. The Acquisition will also require us to obtain regulatory approvals in the U.S. and certain other jurisdictions. We are, therefore, unable to accurately predict when or if the Acquisition will close. If we are unable to close the Acquisition for any reason, we will not realize the potential benefits of the Acquisition, which may have a material adverse effect on our business prospects and the value of our Class B common stock.

We may not be able to realize anticipated cost synergies from the Acquisition.

        The success of the Acquisition will depend, in part, on our ability to realize anticipated cost synergies. Our success in realizing these cost synergies, and the timing of this realization, depends on the successful integration of our business and operations with the acquired business and operations. Even if we are able to integrate the acquired businesses and operations successfully, this integration may not result in the realization of the full benefits of the cost synergies of the Acquisition that we currently expect within the anticipated time frame or at all.

The potential acquisition of MillerCoors will subject us to significant additional liabilities and other risks.

        Following the Acquisition, we will be subject to substantially all the liabilities of MillerCoors, including, among others, significant pension liabilities. We will also be subject to the risks of the U.S. beer market to a much greater extent, and a significant majority of our overall business will be in mature, low growth beer markets, such as the U.S., Canada and the U.K. The Acquisition and subsequent integration process will be complex, costly, time-consuming and divert management's time and attention, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable to obtain the regulatory approvals required to complete the Acquisition or, in order to do so, we may be required to satisfy material conditions or comply with material restrictions.

        In addition to the international and U.S. regulatory approvals needed to close the ABI-SABMiller Transaction, the consummation of the Acquisition is also subject to review and approval by regulatory authorities, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We can provide no assurance that all required regulatory approvals will be obtained in order to consummate the Acquisition. We have agreed to take all actions necessary, and assist and cooperate in doing all things necessary, to avoid or eliminate any legal impediments to the Acquisition, including divesting of up to $4 billion in assets. There can be no assurance as to the cost, scope or impact on our business, results of operations, financial condition or prospects of the actions that may be required to obtain regulatory approvals. Any such divestitures or other actions could have a material adverse effect on the business of both us and MillerCoors and substantially diminish the synergies and other advantages which we expect from the Acquisition. In addition, we may not be able to effect any divestitures at an acceptable price or at all.

The Acquisition will impact our financial position.

        We will need to raise significant capital to fund the Acquisition and such capital may not be available to us on acceptable terms. We expect to incur a substantial amount of additional indebtedness in connection with the Acquisition and also intend to issue additional Class B common stock in connection with this offering. If we are unable to raise significant additional capital on acceptable terms we may need to rely on our Bridge Loan Agreement, which may result in substantially higher borrowing costs and a shorter maturity than those from other anticipated financing alternatives. In addition, ratings agencies may downgrade our credit ratings below their current investment grade levels as a result of additional indebtedness related to the Acquisition. A ratings downgrade could increase our costs of borrowing and harm our ability to finance the Acquisition on acceptable terms or refinance our debt in the future.

        This offering may also have a significant dilutive effect on our current stockholders. As a result of the need to raise significant financing to fund the Acquisition, we currently intend to hold per share dividends constant and have suspended both our dividend target of 18% to 22% of trailing annualized EBITDA and our share repurchase program. We also intend to use cash from operations to fund the Acquisition and service and reduce our debt level, which will reduce funds available for other operational or strategic needs and may increase our vulnerability to adverse economic or industry conditions.

The incurrence of future indebtedness to fund the Acquisition may subject us to additional financial and operating restrictions.

        Future indebtedness may subject us to additional financial and operating covenants, which may limit our flexibility in responding to our business needs. If we are not able to maintain compliance with stated financial covenants or if we breach other covenants in any debt agreement, we could be in default under such agreement. Such a default may allow our creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies.

        Our overall leverage and terms of our financing could, among other things:

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

  •
  make it more difficult to satisfy our obligations under the terms of our indebtedness;

  •
  limit our ability to refinance our indebtedness on terms acceptable to us or at all;

  •
  limit our flexibility to plan for and adjust to changing business and market conditions and increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements; and

  •
  limit our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward.

We face numerous risks associated with the potential acquisition and integration of the Miller brand portfolio outside the U.S. and Puerto Rico.

        The acquisition of the Miller brand portfolio outside of the U.S. and Puerto Rico may subject us to unknown expenses and liabilities due to our limited due diligence of the business, including, among other things, the absence of historical financial statements for this business. The success of our acquisition of the Miller brand portfolio outside of the U.S. and Puerto Rico will depend, in part, on our ability to realize all or some of the anticipated synergies and other benefits from integrating its business with our existing businesses and operations. The integration process may be complex, costly and time-consuming as the Miller brand portfolio assets are in over 50 foreign countries. The difficulties of integrating the operations include, among others:

  •
  failure to implement our business plan for the combined business;

  •
  unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

  •
  possible inconsistencies in standards, controls, contracts, procedures and policies;

  •
  impacts of change in control provisions in contracts and agreements;

  •
  failure to retain key customers and suppliers;

  •
  unanticipated changes in applicable laws and regulations;

  •
  failure to recruit and retain key employees to operate the combined business;

  •
  inherent operating risks in the business;

  •
  unanticipated issues, expenses and liabilities;

  •
  unfamiliarity with operating in many of the countries in which the international Miller brand portfolio operates;

  •
  reliance on a competitor, ABI, to provide transition services for this business;

  •
  failure to develop sustainable routes to market upon the expiration of ABI's transition services;

  •
  difficulty in fully separating the Miller brand portfolio from SABMiller's current brand portfolio; and

  •
  inability to perform satisfactory due diligence on the business prior to closing of the Acquisition.

        We may not be able to maintain the levels of revenue, earnings or operating efficiency that each of Molson Coors and the international Miller brand portfolio had achieved or might achieve separately. Although we have a downward purchase price adjustment if the unaudited U.S. GAAP EBITDA for the international Miller brand portfolio for the four quarters immediately prior to closing is below $70 million, such adjustment may not be adequate to protect us from the future harm of acquiring an underperforming or declining brand portfolio. In addition, we may not accomplish the integration of the international Miller brand portfolio smoothly, successfully or within the anticipated costs or timeframe. Moreover, the markets in which the international Miller brand portfolio operate may not experience the growth rates expected and any economic downturn affecting those markets could negatively impact the international Miller brand portfolio. These markets are in differing stages of development and may experience more volatility than expected or face more operating risks than in the more mature markets in which we have historically operated. If we experience difficulties with the integration process or if the international Miller brand portfolio or the markets in which it operates deteriorate, the potential cost savings, growth opportunities and other synergies of the acquisition of the Miller brand portfolio outside the U.S. and Puerto Rico may not be realized fully, or at all, or may take longer to realize than expected. In such case, our business, financial condition, results of operations and cash flows may be negatively impacted.

If we are unable to consummate the Acquisition, our stock price may be adversely affected and our financial condition may materially suffer.

        If the Acquisition is not completed for any reason, the trading price of our Class B common stock may decline to the extent that the market price of our Class B common stock reflects positive market assumptions that the Acquisition will be completed and the related benefits will be realized. In addition, if the Acquisition is not completed our financial condition could materially suffer, including without limitation:

  •
  subject to certain reimbursement rights under the Purchase Agreement, the incurrence of significant costs related to the Acquisition without the associated benefits of completing the Acquisition, such as legal, accounting, filing, financial advisory, bridge and term loan financing and integration costs that have already been incurred or will continue up to the closing of the Acquisition. The amount of such operating expenses, fees and capital expenditures we incur in connection with the Acquisition will be based on a variety of factors but may be material;

  •
  increased dividend costs as a result of the Class B common stock issued in this offering without the associated benefits of completing the Acquisition;

  •
  if we complete a financing of debt securities prior to closing the Acquisition, the incurrence of significant interest expense and potential redemption premiums with respect to such debt securities without the associated benefits of completing the Acquisition; and

  •
  potential disruption to our business and distraction of our workforce and management team.

We will incur substantial transaction fees and costs in connection with the Acquisition.

        We expect to incur a significant amount of non-recurring expenses in connection with the Acquisition, including legal, accounting, financial advisory and other expenses. Subject to certain reimbursement rights under the Purchase Agreement, many of these expenses are payable by us whether or not the Acquisition is completed. Additional unanticipated costs may be incurred following consummation of the Acquisition in the course of the integration of our businesses with that of MillerCoors and the international Miller brand portfolio. We cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the businesses will offset the transaction and integration costs in the near term, or at all.

The Acquisition will significantly increase our goodwill and other intangible assets.

        We have a significant amount, and following the Acquisition will have an additional amount, of goodwill and other intangible assets on our consolidated financial statements that are subject to impairment based upon future adverse changes in our business or prospects. Our current estimate of this amount is $23.1 billion (as reflected in, and subject to the uncertainties described below in our unaudited pro forma condensed combined financial information as of September 30, 2015). The impairment of any goodwill and other intangible assets may have a negative impact on our consolidated results of operations.

We will have broad discretion to use the net proceeds from this offering if the Acquisition is not consummated.

        As noted, because the closing of the Acquisition is subject to a number of closing conditions, we cannot assure you that the Acquisition will close. If the Acquisition does not close, we will have significant discretion to allocate the net proceeds from this offering to other uses. We can make no assurances that we will have opportunities to allocate the net proceeds from this offering for productive uses or that other uses of the net proceeds from this offering will result in a favorable return to investors.

The unaudited pro forma condensed combined financial information included in this prospectus supplement and the accompanying prospectus only give effect to the acquisition of MillerCoors and are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations after giving effect to the Acquisition.

        The unaudited pro forma condensed combined financial information contained in this prospectus supplement and the accompanying prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the Acquisition, as applicable, for several reasons. See "Unaudited Pro Forma Condensed Combined Financial Information" included in this prospectus supplement. In particular, the unaudited pro forma condensed combined financial information contained herein does not give effect to the acquisition of the international Miller brand portfolio because of a lack of information and financial statements regarding its historical operations. Additionally, the estimated purchase price allocation for the Acquisition is preliminary and once we obtain access to additional information may be materially different. Our actual financial condition and results of operations following the Acquisition, due to the exclusion of the international Miller brand portfolio or otherwise, may not be consistent with, or evident from, this unaudited pro forma condensed combined financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors not accounted for in the unaudited pro forma condensed combined financial information may affect our financial condition or results of operations following the Acquisition.

Risks Related to our Class B Common Stock and this Offering

The market price of our Class B common stock may be volatile, which could result in substantial losses for investors.

        You should consider an investment in our Class B common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Factors that may cause the market price of our Class B common stock to fluctuate include, among others:

  •
  changes in general economic, industry, market and competitive conditions;

  •
  domestic and international economic factors unrelated to our performance;

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in or failure to meet analysts' or our own publicly disclosed expectations as to our future financial performance;

  •
  changes in securities analysts' estimates of our financial performance;

  •
  changes in market valuations or earnings of similar companies;

  •
  delays in or failure to close the Acquisition;

  •
  future sales of our Class B common stock or equity-linked securities in the market or the perception that these sales may occur; and

  •
  additions or departures of directors, executives or key personnel.

        Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, regulatory developments or international currency fluctuations, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could materially harm our business.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company that stockholders may consider beneficial and may adversely affect the price of our stock.

        Provisions of our restated certificate of incorporation and third amended and restated bylaws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our Class B common stock. These provisions include our dual class structure with most voting rights vested with the holders of our Class A common stock, authorizing the issuance of "blank check" preferred stock and establishing advance notice requirements for nominations for election to the board of directors and for matters to be submitted to a stockholder vote. Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with our company or obtaining control of our company. See the risk factor below entitled "The interests of the controlling stockholders may differ from those of other stockholders and could prevent us from making certain decisions or taking certain actions that would be in the best interest of the other stockholders."

Sales of substantial amounts of our Class B common stock in the public market, or the availability of such shares for sale, by us or others, including the issuance of Class B common stock upon exercise of outstanding stock options and stock-only stock appreciation rights, could adversely affect the price of our Class B common stock.

        In connection with this offering, we, our directors and executive officers, and certain significant stockholders have agreed to a lock-up for a period of 90 days following this offering, subject to certain exceptions. Such persons may be released from the lock-up prior to the expiration of the lock-up period at the sole discretion of UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. See "Underwriting." Upon expiration or earlier release of the lock-up, we and our directors, executive officers and those significant stockholders, may sell shares into the market, which could adversely affect the market price of shares of our Class B common stock. In addition, during the lock-up period and thereafter, sales of shares held by our directors and executive officers are permitted under trading plans, as in effect as of the date of the applicable lock-up agreement, established pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which could also adversely affect the market price of shares of our Class B common stock. Furthermore, during the lock-up period and thereafter, one of those significant stockholders may sell, dispose or transfer shares of Class B common stock pursuant to a forward contract in effect prior to commencement of this offering which could adversely affect the market price of shares of our Class B common stock.

If Pentland and the Coors Trust do not agree on a matter submitted to stockholders or if a super-majority of our board of directors do not agree on certain actions, generally the matter will not be approved, even if beneficial to us or favored by other stockholders or a majority of our board of directors.

        Pentland and the Coors Trust, which together control more than 90% of our Class A common stock and Class A exchangeable shares, have a voting trust agreement through which they have combined their voting power over the shares of our Class A common stock and the Class A exchangeable shares that they own. In the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees are required to vote all of the Class A common stock and Class A exchangeable shares deposited in the voting trust against the matter. There is no other mechanism in the voting trust agreement to resolve a potential deadlock between these stockholders. Therefore, if either Pentland or the Coors Trust is unwilling to vote in favor of a proposal that is subject to a stockholder vote, we would be unable to implement the proposal even if our board of directors, management or other stockholders believe the proposal is beneficial to us. Similarly, our bylaws require the authorization of a super-majority (two-thirds) of the board of directors to take certain transformational actions. Thus, it is possible that we will not be authorized to take action even if it is supported by a simple majority of the board of directors.

The interests of the controlling stockholders may differ from those of other stockholders and could prevent us from making certain decisions or taking certain actions that would be in the best interest of the other stockholders.

        Our Class B common stock has fewer voting rights than our Class A common stock, and holders of our Class A common stock have the ability to effectively control or have a significant influence over certain company actions requiring stockholder approval, which could have a material adverse effect on Class B stockholders. See "Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights" in the accompanying prospectus for additional information regarding voting rights of our Class A common stock and Class B common stock.

We cannot assure that we will be able to continue paying dividends on our Class A common stock and Class B common stock.

        In February 2015, our board of directors increased our regular quarterly dividend to holders of our Class A common stock and Class B common stock to $0.41 per share. This dividend represents an 11% increase from the quarterly dividend of $0.37 per share declared in 2014. Although we currently intend to maintain our dividend rate, the amount and timing of future dividend payments and our ability to make other distributions is subject to applicable law and will be made at the discretion of our board of directors based on factors such as cash flow and cash requirements, capital expenditure requirements, financial condition and other factors.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of Class B common stock in this offering will be approximately $2.3 billion (approximately $2.5 billion if the underwriters' option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to fund a portion of the purchase price for the pending Acquisition and to pay related fees and expenses. In the event that the Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include share repurchases, acquisitions or debt repayment.

        Pending the application of the net proceeds to fund the Acquisition, we may temporarily invest the net proceeds in cash equivalents or short-term investments. This offering is not contingent on the consummation of the Acquisition.

 MARKET PRICE OF COMMON STOCK

        Our Class B common stock is listed on the NYSE under the symbol "TAP." The following table sets forth the high and low sales prices per share of our Class B common stock for our two most recent fiscal years and for the recent portion of our current fiscal year as reported by the NYSE, as well as dividends paid in each such quarter.

	Price Range of Common Stock
	High	Low	Dividends
Year 2014:
First Quarter	$59.15	$50.95	$0.37
Second Quarter	75.54	56.60	0.37
Third Quarter	77.68	66.95	0.37
Fourth Quarter	77.93	66.46	0.37
Year 2015:
First Quarter	$78.92	$71.49	$0.41
Second Quarter	79.14	69.70	0.41
Third Quarter	85.29	64.40	0.41
Fourth Quarter	95.74	78.17	0.41
Year 2016:
First Quarter (through January 25, 2016)	$92.99	$83.86

        On January 25, 2016, the closing price of our Class B common stock was $87.60 per share as reported on the NYSE. As of December 31, 2015, there were 163,051,849 shares of our Class B common stock outstanding and 2,830 record holders.

 CAPITALIZATION

        The table below sets forth our cash and cash equivalents and capitalization as of September 30, 2015:

  •
  on an actual basis;

  •
  on an as adjusted basis, to give effect to the issuance and sale of $2,350,000,000 of shares of Class B common stock by us in this offering, assuming a public offering price of $87.60 per share, which is equal to the last reported sale price of our Class B common stock on the NYSE on January 25, 2016, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the receipt of the net proceeds from the offering (but not the application of the net proceeds therefrom); and

  •
  on a pro forma as adjusted basis to give further effect to the consummation of the Acquisition, including transaction costs, and the application of the net proceeds from this offering, the bridge loan financing, the term loan financing and the other proposed debt financings.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and related notes thereto in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference in this prospectus supplement, as well as our financial statements and unaudited pro forma condensed combined financial information included in this prospectus supplement. See also "Summary—Recent Developments—Bridge Loan, Term Loan and Other Debt Financing Transactions" in this prospectus supplement for more information on the bridge loan financing, the term loan financing and the other proposed debt financings. Investors in our Class B common stock should not place undue reliance on the as adjusted or pro forma as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	As of September 30, 2015
	Actual	As Adjusted	Pro Forma as Adjusted
	(in millions)
Cash and cash equivalents and investments in marketable securities	$393.6	$2,690.7	$514.4

Short-term borrowings and current portion of long-term debt:
Bridge Loan Financing	—	—	6,886.9
Commercial paper program	10.0	10.0	10.0
Cash pool overdrafts	9.4	9.4	9.4
Japanese Yen ("JPY") 1.5 billion LOC	10.8	10.8	10.8
Other short-term borrowings	18.0	18.0	18.0

Total short-term borrowings and current portion of long-term debt	48.2	48.2	6,935.1

Long-term debt:
Term Loan Financing	—	—	2,991.7
MillerCoors LT Debt	—	—	1.7
CAD 500 million 3.95% Series A notes due 2017	375.6	375.6	375.6
CAD 400 million 2.25% notes due 2018	300.5	300.5	300.5
CAD 500 million 2.75% notes due 2020	375.6	375.6	375.6
$300 million 2.0% notes due 2017	301.3	301.3	301.3
$500 million 3.5% notes due 2022	523.4	523.4	523.4
$1.1 billion 5.0% notes due 2042	1,100.0	1,100.0	1,100.0
Less: unamortized debt discounts and debt issuance costs	(22.5)	(22.5)	(22.5)

Total long-term debt	2,953.9	2,953.9	5,947.3

Stockholders' equity:
Capital stock:
Preferred stock, non-voting, $0.01 par value (authorized: 25.0 shares; none issued)	—	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares, actual, as adjusted and pro forma as adjusted, respectively)	—	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 171.7 shares, actual, 198.5 shares, as adjusted, and 198.5 shares, pro forma as adjusted)	1.7	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares, actual, as adjusted and pro forma as adjusted, respectively)	108.3	108.3	108.3
Class B exchangeable shares, no par value (issued and outstanding: 16.7 shares, actual, as adjusted and pro forma as adjusted, respectively)	628.2	628.2	628.2

Total capital stock	738.2	738.5	738.5
Paid-in capital	3,951.7	6,248.5	6,248.5
Retained earnings	4,538.5	4,538.5	6,259.1
Accumulated other comprehensive income (loss)	(1,556.7)	(1,556.7)	(1,230.2)
Class B common stock held in treasury at cost (8.2 shares, actual, as adjusted and pro forma as adjusted, respectively)	(421.4)	(421.4)	(421.4)

Total MCBC stockholders' equity	7,250.3	9,547.4	11,594.5
Non-controlling Interest	22.4	22.4	172.4

Total Equity	7,272.7	9,569.8	11,766.9

Total capitalization	$10,274.8	$12,571.9	$24,649.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015, and the year ended December 31, 2014, give effect to the pending Acquisition and the anticipated financing for the pending Acquisition as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015, gives effect to the pending Acquisition and the anticipated financing for the pending Acquisition as if they had occurred on September 30, 2015. The unaudited pro forma information does not reflect the acquisition of the international Miller brand portfolio as the Company is not yet able to estimate the allocation of fair value to the net assets of the international Miller brand portfolio because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (i) directly attributable to the pending Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial information has been compiled from, and should be read in conjunction with, the following financial information in accordance with U.S. GAAP:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial information;

  •
  our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2015, included in our Quarterly Report on Form 10-Q filed on November 5, 2015;

  •
  our audited consolidated financial statements as of and for the year ended December 31, 2014, included in our 2014 Annual Report on Form 10-K filed on February 12, 2015;

  •
  MillerCoors' unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2015, included as Exhibit 99.2 to our Current Report on Form 8-K filed on January 26, 2016; and

  •
  MillerCoors' audited consolidated financial statements as of and for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed on February 12, 2015 and incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K filed on January 26, 2016.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(IN MILLIONS)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$393.6	$13.6	$107.2	4(b)	$514.4
Accounts receivable, net	524.6	323.0	(9.0)	4(c)	838.6
Other receivables, net	91.8	40.9	—		132.7
Inventories, net	224.5	468.0	80.4	4(d)	772.9
Other current assets, net	89.8	78.0	—		167.8
Deferred tax assets	27.3	—	—		27.3

Total current assets	1,351.6	923.5	178.6		2,453.7
Properties, net	1,614.8	2,806.9	481.4	4(e)	4,903.1
Goodwill	2,046.8	4,360.1	1,158.2	4(f)	7,565.1
Other intangibles, net	4,923.6	1,771.8	8,808.2	4(e)	15,503.6
Investment in MillerCoors	2,440.7	—	(2,440.7)	4(g)	—
Deferred tax assets	38.5	—	—		38.5
Notes receivable, net	21.3	—	—		21.3
Other assets	208.0	44.6	—		252.6

Total assets	$12,645.3	$9,906.9	$8,185.7		$30,737.9

Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$1,196.2	$1,131.0	$120.5	4(c)	$2,447.7
Deferred tax liabilities	164.8	—	(155.5)	4(h)	9.3
Current portion of long-term debt and short-term borrowings	48.2	—	6,886.9	4(a)	6,935.1
Discontinued operations	4.1	—	—		4.1

Total current liabilities	1,413.3	1,131.0	6,851.9		9,396.2
Long-term debt	2,953.9	1.7	2,991.7	4(a)	5,947.3
Pension and postretirement benefits	243.0	1,257.7	—		1,500.7
Deferred tax liabilities	668.8	10.5	1,160.3	4(h)	1,839.6
Unrecognized tax benefits	12.9	—	—		12.9
Other liabilities	70.3	193.6	—		263.9
Discontinued operations	10.4	—	—		10.4

Total liabilities	5,372.6	2,594.5	11,003.9		18,971.0
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock	—	—	—		—
Class A common stock	—	—	—		—
Class B common stock	1.7	—	0.3	4(i)	2.0
Class A exchangeable shares	108.3	—	—		108.3
Class B exchangeable shares	628.2	—	—		628.2
Paid-in capital	3,951.7	8,646.0	(6,349.2)	4(i)	6,248.5
Retained earnings	4,538.5	—	1,720.6	4(i)	6,259.1
Accumulated other comprehensive income (loss)	(1,556.7)	(1,351.0)	1,677.5	4(i)	(1,230.2)
Class B common stock held in treasury at cost	(421.4)	—	—		(421.4)

Total MCBC stockholders' equity	7,250.3	7,295.0	(2,950.8)		11,594.5
Noncontrolling interests	22.4	17.4	132.6	4(j)	172.4

Total equity	7,272.7	7,312.4	(2,818.2)		11,766.9

Total liabilities and equity	$12,645.3	$9,906.9	$8,185.7		$30,737.9

See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(IN MILLIONS, EXCEPT PER SHARE DATA)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Sales	$3,890.5	$6,826.9	$(39.7)	4(k)	$10,677.7
Excise taxes	(1,167.4)	(849.6)	—		(2,017.0)

Net sales	2,723.1	5,977.3	(39.7)		8,660.7
Cost of goods sold	(1,620.6)	(3,490.6)	43.6	4(l)	(5,067.6)

Gross profit	1,102.5	2,486.7	3.9		3,593.1
Marketing, general and administrative expenses	(789.1)	(1,333.0)	(62.9)	4(m)	(2,185.0)
Special items, net	(335.8)	(28.0)	—		(363.8)
Equity income in MillerCoors	470.1	—	(470.1)	4(g)	—

Operating income (loss)	447.7	1,125.7	(529.1)		1,044.3
Interest income (expense), net	(86.6)	(1.0)	(378.3)	4(n)	(465.9)
Other income (expense), net	7.4	4.6	—		12.0

Income (loss) from continuing operations before income taxes	368.5	1,129.3	(907.4)		590.4
Income tax benefit (expense)	(43.9)	(3.8)	(78.1)	4(o)	(125.8)

Net income (loss) from continuing operations	324.6	1,125.5	(985.5)		464.6
Net (income) attributable to noncontrolling interests	(2.4)	(17.2)	—		(19.6)

Net income (loss) from continuing operations attributable to MCBC	$322.2	$1,108.3	$(985.5)		$445.0

Net income (loss) per share attributable to MCBC from continuing operations:
Basic	$1.74				$2.10
Diluted	$1.73				$2.09
Weighted average shares—basic	185.5		26.8	4(p)	212.3
Weighted average shares—diluted	186.6		26.8	4(p)	213.4

See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(IN MILLIONS, EXCEPT PER SHARE DATA)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Sales	$5,927.5	$8,990.4	$(50.4)	4(k)	$14,867.5
Excise taxes	(1,781.2)	(1,142.0)	—		(2,923.2)

Net sales	4,146.3	7,848.4	(50.4)		11,944.3
Cost of goods sold	(2,493.3)	(4,743.8)	53.6	4(l)	(7,183.5)

Gross profit	1,653.0	3,104.6	3.2		4,760.8
Marketing, general and administrative expenses	(1,163.9)	(1,755.9)	(82.5)	4(m)	(3,002.3)
Special items, net	(324.4)	(1.4)	—		(325.8)
Equity income in MillerCoors	561.8	—	(561.8)	4(g)	—

Operating income (loss)	726.5	1,347.3	(641.1)		1,432.7
Interest income (expense), net	(133.7)	(1.1)	(458.1)	4(n)	(592.9)
Other income (expense), net	(6.5)	5.5	—		(1.0)

Income (loss) from continuing operations before income taxes	586.3	1,351.7	(1,099.2)		838.8
Income tax benefit (expense)	(69.0)	(6.1)	(99.8)	4(o)	(174.9)

Net income (loss) from continuing operations	517.3	1,345.6	(1,199.0)		663.9
Net (income) attributable to noncontrolling interests	(3.8)	(19.4)	—		(23.2)

Net income (loss) from continuing operations attributable to MCBC	$513.5	$1,326.2	$(1,199.0)		$640.7

Net income (loss) per share attributable to MCBC from continuing operations:
Basic	$2.78				$3.03
Diluted	$2.76				$3.01
Weighted average shares—basic	184.9		26.8	4(p)	211.7
Weighted average shares—diluted	186.1		26.8	4(p)	212.9

See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

        The unaudited pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and reflects the pending Acquisition and the anticipated financing for the pending Acquisition. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations or the financial position of MCBC that actually would have resulted had the pending Acquisition occurred at the dates indicated, or project the results of operations or the financial position of MCBC for any future dates or periods. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015, and the year ended December 31, 2014, gives effect to the pending Acquisition and the anticipated financing as if they were completed on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015, gives effect to the pending Acquisition and the anticipated financing as if they had occurred on that date. The unaudited pro forma financial information does not reflect the acquisition of the international Miller brand portfolio as the Company is not yet able to estimate the allocation of fair value to the net assets of the international Miller brand portfolio because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. The Company believes that the unaudited pro forma condensed combined financial information presents in all material respects the pro forma effect of the pending Acquisition.

        The historical financial information of MCBC has been derived from: the audited consolidated financial statements of MCBC for the year ended December 31, 2014, included in its Annual Report on Form 10-K filed with the SEC on February 12, 2015 (the "MCBC Form 10-K"); and the unaudited condensed consolidated financial statements of MCBC as of and for the nine months ended September 30, 2015, included in the Quarterly Report on Form 10-Q filed with the SEC on November 5, 2015. The historical financial information for MillerCoors has been derived from the audited consolidated financial statements of MillerCoors for the year ended December 31, 2014, included as Exhibit 99 to the MCBC Form 10-K and the unaudited interim condensed consolidated financial statements of MillerCoors as of and for the nine months ended September 30, 2015, included as Exhibit 99.2 to our Current Report on Form 8-K filed on January 26, 2016. Unless otherwise indicated, information in this report is presented in U.S. dollars ("USD" or "$"). Both MCBC and MillerCoors have fiscal years which end on December 31.

        Pro forma adjustments reflected on the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the pending Acquisition and the expected financing for the pending Acquisition. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items that are factually supportable, are directly attributable to the pending Acquisition or the related anticipated financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. The pro forma adjustments are based on information current as of January 25, 2016, (being the latest practicable date prior to the filing of this prospectus supplement) and do not reflect any matters not directly attributable to the pending Acquisition or the related anticipated financing. Any nonrecurring items directly attributable to the pending Acquisition or the related anticipated financing are included on the unaudited pro forma condensed combined balance sheet but not in the unaudited pro forma condensed combined statements of operations. In contrast, any nonrecurring items that were already included in MCBC's or MillerCoors' historical consolidated financial statements that are not directly related to the pending Acquisition or the related anticipated financing have not been eliminated and are further discussed in Note 3.

        The acquisition of SABMiller's interest in MillerCoors is reflected in the unaudited pro forma condensed combined financial information using the acquisition method of accounting. Under the acquisition method, the total estimated purchase consideration, as described in Note 2, will be determined at the closing date of the pending Acquisition. MCBC will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. Accordingly, the unaudited pro forma condensed combined financial information reflects the full consolidation of MillerCoors. The MCBC historical financial information reflects MCBC's 42% interest in MillerCoors accounted for by MCBC under the equity method of accounting, which has been eliminated through pro forma adjustments. We remeasured our pre-existing 42% interest in MillerCoors to fair value and calculated a gain on the excess of the preliminary fair value over its carrying value. This gain is presented as an increase to retained earnings on the unaudited pro forma condensed combined balance sheet, and is excluded from the unaudited pro forma condensed combined statements of operations as it does not have a continuing impact. See Note 4(i) for further information.

        At this time, MCBC has not yet completed a detailed valuation analysis to determine the fair values of MillerCoors' assets to be acquired and liabilities to be assumed and related allocations of the estimated consideration to such items. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the estimated purchase consideration based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to change, which may be material. In addition, MCBC has not yet performed the due diligence necessary to identify all of the adjustments required to conform MillerCoors' accounting policies to MCBC's or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed combined financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the estimated fair value of our historical 42% interest in MillerCoors, as well as adjustments to assigned values of MillerCoors' assets and liabilities, including but not limited to brands and other intangible assets and property, plant and equipment that could give rise to increases or decreases in the amounts of depreciation and amortization expense that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary valuation analyses have been performed following the close of the pending Acquisition, the final purchase price allocation has been completed, and any necessary accounting policy changes are made, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or benefits from the pending Acquisition or synergies that may be derived from integration activities, each of which may have a material effect on MCBC's consolidated results of operations in periods following the completion of the pending Acquisition.

        In connection with the pending Acquisition, on December 16, 2015, MCBC entered into a 364-Day Bridge Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Bridge Loan Agreement provides for a 364-day bridge loan facility of up to $9.3 billion. On December 16, 2015, MCBC also entered into a Term Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Term Loan Agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion. The bridge loan and term loan, together with cash on hand, are sufficient to fund the pending Acquisition, including the payment of related transaction fees and expenses. As part of our plan to finance the pending Acquisition, in early 2016 we began entering into swaptions to hedge our interest rate risk. For purposes of the unaudited pro forma condensed combined financial information, we have assumed the financing for the pending Acquisition will consist of: (a) $3.0 billion aggregate principal amount of term loan; (b) $6.95 billion aggregate principal amount of the unsecured senior increasing rate bridge loan; and (c) the issuance of shares of Class B common stock for gross proceeds of $2.35 billion. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. The final structure and terms of the pending Acquisition financing will be subject to market conditions and may change materially from the assumptions used in the unaudited pro forma condensed combined financial information. See Note 4(a) for further discussion.

        Certain reclassifications have been made to the historical presentation of MillerCoors to conform to the presentation used in the unaudited pro forma condensed combined financial information. These reclassifications have no net impact on the historical operating income, income from continuing operations, income from continuing operations attributable to company, total assets, liabilities or shareholders' equity reported by MCBC or MillerCoors. Upon consummation of the pending Acquisition, further review of the MCBC and MillerCoors financial statements may result in additional revisions to MillerCoors' classifications to conform to the MCBC presentation.

2. Estimated Purchase Consideration and Allocation

        The estimated purchase consideration for the pending Acquisition is comprised of the following (in millions):

Total cash consideration(1)	$12,000.0
Elimination of MCBC net payable to MillerCoors(2)	(5.6)

Total consideration	$11,994.4

(1)
Includes $700 million of estimated consideration, subject to downward adjustment, related to the purchase of the trademarks, contracts, and other assets primarily related to the international Miller brand portfolio. This estimated amount, used for the purpose of the unaudited pro forma condensed combined financial information, is based on the terms of the Purchase Agreement.

(2)
Represents the net payable owed by MCBC to MillerCoors as of September 30, 2015, that is considered the extinguishment of a pre-existing relationship. See Note (4c) for details.

        At this time, MCBC has performed a preliminary valuation analysis based on information available to determine the fair values of MillerCoors' assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to change, which may be material. For purposes of the unaudited pro forma condensed combined financial information, with the exception of property, plant and equipment, other intangible assets and inventories (see discussion below and in Note 4), the fair values of MillerCoors' assets and liabilities were assumed to approximate their carrying values. In addition, total current assets and total current liabilities have been adjusted to reflect the elimination of affiliate receivables and payables between MCBC and MillerCoors, which will become intercompany relationships as a result of the pending Acquisition (see Note 4(c)).

        The following table summarizes the preliminary valuation of the MillerCoors' assets acquired and liabilities assumed as of September 30, 2015, based on information available at the time of the filing of this prospectus supplement (in millions):

Total current assets—See Note 4(c) & (d)	$996.6
Property, plant and equipment—See Note 4(e)	3,288.3
Other intangible assets—See Note 4(e)	10,580.0
Other assets	44.6
Total current liabilities—See Note 4(c)	(1,129.3)
Pension and postretirement benefits	(1,257.7)
Long-term debt	(1.7)
Other non-current liabilities	(204.1)

Fair value of MillerCoors' net assets acquired	$12,316.7

Fair value of international Miller brand portfolio net assets acquired (presented within pro forma goodwill)	$700.0

        MCBC is not yet able to estimate the allocation of fair value to the net assets of the international Miller brand portfolio because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. As such, for purposes of the unaudited pro forma condensed combined balance sheet, the Company has presented the allocation of fair value to the net assets of this business within goodwill until such time that the allocation can be completed.

        The following table summarizes the preliminary calculation of goodwill generated related to the pending Acquisition (in millions):

Total consideration	$11,994.4
Fair value of MCBC pre-existing 42% equity interest in MillerCoors	5,940.0
Fair value of noncontrolling interests	150.0
Loss on settlement of reacquired contractual right—See Note 4(i)	(249.4)
Fair value of MillerCoors' net assets acquired	(12,316.7)

Goodwill attributable to the pending Acquisition	$5,518.3
Fair value of international Miller brand portfolio net assets acquired (presented within pro forma goodwill)	(700.0)

Goodwill attributable to the acquisition of MillerCoors	$4,818.3

        The unaudited pro forma condensed combined financial statements include pro forma adjustments for the preliminary allocation of the estimated purchase consideration to the assets acquired and liabilities assumed, based on their preliminary estimated fair values. The final allocation will be determined subsequent to the close of the pending Acquisition once MCBC has determined the final consideration and completed the detailed valuation analyses necessary to finalize the required purchase price allocations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include, but is not limited to, (1) changes in historical carrying values and fair value of property, plant and equipment, (2) changes in allocations to intangible assets and (3) other changes to assets and liabilities. MCBC estimated the preliminary fair value adjustment to increase property, plant and equipment to be approximately $0.5 billion. This estimate of fair value and useful lives is preliminary and subject to change once MCBC has more detailed information as to the specific types, nature, age, condition and location of MillerCoors' property, plant and equipment. A 10% change in the valuation of depreciable property, plant and equipment would cause a corresponding increase or decrease in annual depreciation expense of approximately $25 million, assuming a weighted average estimated remaining useful life of 10.6 years, as currently reflected. Using the preliminary valuation, a 10% decrease in the useful lives of depreciable property, plant and equipment would cause a corresponding increase in annual depreciation expense of approximately $28 million while a 10% increase in the useful lives would cause a corresponding decrease in annual depreciation expense of approximately $23 million.

        As part of the preliminary valuation analysis, MCBC also identified intangible assets including brands and other intangible assets. The fair value of identifiable intangible assets is determined primarily using the excess earnings approach, which requires a forecast of all of the expected future cash flows for such intangible assets. The inputs and assumptions used to perform the preliminary valuation analysis of MillerCoors' intangible assets are based on information available as of the date of this prospectus supplement, and such information is subject to change between now and the close of the pending Acquisition. However, a full detailed analysis has not yet been completed and actual results may differ materially from these estimates of fair value and useful lives, including the potential identification of additional intangible assets and potential reclassification between indefinite lived and definite lived categories. MCBC estimated the preliminary fair value adjustment to increase other intangible assets to be $8.8 billion. A 10% change in the valuation of definite-lived intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $15 million, assuming a weighted average estimated remaining useful life of 18 years, as currently reflected. Using the preliminary valuation, a 10% decrease in the useful lives of definite-lived intangible assets would cause a corresponding increase in annual amortization expense of approximately $16 million while a 10% increase in useful lives would cause a corresponding decrease in annual amortization expense of approximately $13 million.

        MillerCoors also has long-term incentive awards outstanding under its share-based compensation plans which are accounted for on a liability basis. These awards contain certain provisions requiring the awards to either be early settled or replaced in the event of a change in control. We are currently evaluating the impact to these awards. No decisions have been reached and the ultimate determination of how these awards will be handled is unknown at this time. The fair value of the awards outstanding as of September 30, 2015, have been included within the fair value of net assets acquired presented above, however, no other adjustments have been made to the unaudited pro forma condensed combined financial information related to such awards.

        We plan to elect to treat the acquisition of the remaining 58% interest in MillerCoors as an asset acquisition for U.S. tax purposes, which will result in no incremental deferred tax assets or liabilities expected to be recognized in purchase price accounting. Separately, a deferred tax liability and deferred income tax expense have also been reflected in the unaudited pro forma condensed combined financial information as a result of the book gain on the excess of the fair value of our pre-existing 42% interest in MillerCoors over its carrying value that will be recognized upon derecognition of our equity investment as MCBC obtains full control of MillerCoors (see Note 4(h)).

        See Note 4 "Pro Forma Adjustments" for tables summarizing the preliminary fair values reflected for the MillerCoors identifiable intangible assets and property, plant and equipment.

3. Significant Nonrecurring Items Included in the Historical Financial Statements

        MCBC and MillerCoors have incurred charges or realized benefits that either we do not believe to be indicative of core operations, or we believe are significant to current operating results warranting separate classification, some of which we believe are unlikely to recur. As such, these charges (benefits) are separately classified as special items and separately discussed herein, including the items discussed below. For further discussion of these items for MCBC, refer to our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2015. For further discussion of these items for MillerCoors, refer to Exhibit 99 of our Annual Report on Form 10-K for the year ended December 31, 2014, and Exhibit 99.2 of our Current Report on Form 8-K filed on January 26, 2016.

Nine months ended September 30, 2015

Impairments or asset abandonment charges

        MCBC incurred $15.7 million of charges related to the closure of a bottling line within its Vancouver brewery, including $15.4 million of accelerated depreciation associated with this bottling line. Additionally, MCBC incurred $8.2 million of charges related to the closure of a bottling line within its Toronto brewery, including $7.9 million of accelerated depreciation associated with this bottling line. The decisions to close these bottling lines were made as part of an ongoing strategic review of MCBC's Canadian supply chain network and the overall shift in consumer preference toward can package consumption in Canada.

        MCBC completed the closure of the Alton brewery in the U.K. as part of our strategic review of our European supply chain network. As a result, MCBC incurred charges associated with the closure of $23.4 million including accelerated depreciation in excess of MCBC's normal depreciation associated with this brewery of $21.8 million.

        MCBC identified impairment indicators pertaining to indefinite-lived intangible assets related to certain European brands driven by key changes to underlying assumptions supporting the value of the brands. As a result, MCBC recorded an aggregate impairment charge across various European brands, including Jelen, of $275.0 million within special items in the third quarter of 2015.

        During the third quarter of 2015, MillerCoors announced plans to close its brewery in Eden, North Carolina, in an effort to optimize the brewery footprint and streamline operations for greater efficiency. Products currently produced in Eden will be transitioned to other breweries in the MillerCoors network, and the Eden brewery is anticipated to be closed in September 2016. As a result of the announcement of the planned brewery closure, MillerCoors recognized $28.0 million of charges during the third quarter of 2015. These charges, which were primarily related to two months of accelerated depreciation of brewery assets of $21.8 million, were recorded as special items.

Termination fees

        In December 2013, MCBC and Heineken agreed to early terminate their contract brewing and kegging agreement under which MCBC produced and packaged the Foster's and Kronenbourg brands in the U.K. As a result of the termination, Heineken agreed to pay MCBC an aggregate early termination payment of British Pound ("GBP") 13.0 million, of which MCBC received GBP 5.0 million in 2014 and the remaining GBP 8.0 million on April 30, 2015. The full amount of the termination payment ($19.4 million upon recognition) is included in income within MCBC special items for the nine months ended September 30, 2015, following the completion of the transition period in the second quarter of 2015.

        In June 2015, MCBC terminated its agreement with Carlsberg whereby it held the exclusive distribution rights for the Staropramen brand in the U.K. As a result of this termination, MCBC agreed to pay Carlsberg an early termination payment of GBP 19.0 million ($29.4 million at payment date), which was recognized as a special charge during the second quarter of 2015. The transition period concluded on December 27, 2015, at which time MCBC gained the exclusive distribution rights of the Staropramen brand in the U.K.

Year ended December 31, 2014

Impairments or asset abandonment charges

        MCBC recorded charges of $13.8 million on definite-lived intangible assets in Canada as a result of the termination of Modelo Molson Imports, L.P. ("MMI"), MCBC's joint venture with Modelo, and the termination of MCBC's license agreement with Miller Brewing Company.

        MCBC recorded an aggregate impairment charge of $360.0 million as a result of their initial indefinite-lived intangible impairment testing performed as of July 1, 2014. MCBC determined that the fair values of the Jelen and Ozujsko indefinite-lived brand intangibles within their Europe segment were below their respective carrying values. Additionally, we recorded accelerated depreciation of $4.0 million during 2014 related to management's proposal to close one of our U.K. brewery facilities.

Termination fees

        MCBC recorded termination fee income of $63.2 million associated with the write-off of definite-lived intangible assets in Canada as a result of the termination of MMI, MCBC's joint venture with Modelo.

4. Pro Forma Adjustments

(a)
Sources of Funding

        In connection with the pending Acquisition, on December 16, 2015, MCBC entered into a 364-Day Bridge Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Bridge Loan Agreement provides for a 364-day bridge loan facility of up to $9.3 billion. On December 16, 2015, MCBC also entered into a Term Loan Agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The Term Loan Agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion. The bridge loan and term loan cover the $12.0 billion purchase price and $300 million of estimated fees and expenses to be incurred related to the pending Acquisition. The $300 million of estimated fees and expenses, relate to both pre-and post-acquisition costs. For purposes of this unaudited pro forma condensed combined financial information, MCBC expects to utilize proceeds from the term loan, proceeds from the anticipated issuance of Class B common stock and the bridge loan to fund the pending Acquisition as further described below.

        The pro forma adjustment to the long-term debt balance as of September 30, 2015, reflects an increase of $3.0 billion less $8.3 million of estimated debt issuance costs for the term loan agreement. The pro forma adjustment to the current portion of long-term debt and short-term borrowing balance as of September 30, 2015, reflects an increase of $6.95 billion less $63.1 million of debt issuance costs related to the commitment amount on the bridge loan that we expect to replace with long-term financing prior to the close of the pending Acquisition.

        For purposes of this unaudited pro forma condensed combined financial information, the $9.3 billion bridge loan has been reduced by the assumed $2.35 billion for the expected issuance of Class B common stock based on the closing share price as reported on the New York Stock Exchange on January 25, 2016, of $87.60 per share, less issuance fees incurred. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. The remaining $6.95 billion represents the amount MCBC expects to replace with permanent long-term financing between now and the consummation of the pending Acquisition. Based on the 364 day term of the bridge loan, the obligation related to this amount is classified as current for purposes of the unaudited pro forma condensed combined balance sheet.

        The following represents the breakout of total sources of funding in the unaudited pro forma condensed combined balance sheet as of September 30, 2015:

	Gross proceeds	Issuance costs	Net proceeds	Pro forma adjustment location
	(In millions)
Bridge Loan	$6,950.0	$(63.1)	$6,886.9	Current portion of long-term debt and short-term borrowings
Term Loan	3,000.0	(8.3)	2,991.7	Long-term debt
Equity Issuance	2,350.0	(52.9)	2,297.1	Paid-in capital & Class B common stock

Total anticipated cash proceeds			$12,175.7

(b)
Cash and Cash Equivalents

        The following summarizes the pro forma adjustments made to cash and cash equivalents (in millions):

Cash proceeds from Term Loan and Bridge Loan, net of costs incurred	$9,878.6
Cash proceeds from Class B common stock issuance, net of costs incurred	2,297.1

Total anticipated cash proceeds	$12,175.7

Cash used for completion of pending Acquisition	$(12,000.0)
Cash used for transaction costs	(68.5)

Total anticipated cash uses	$(12,068.5)

Net pro forma cash adjustment	$107.2

        Cash proceeds and cash uses in the above table include approximately $700 million, subject to downward adjustment, for our anticipated acquisition of the international Miller brand portfolio, as the Company plans to finance the amount necessary to purchase this business. Separately, the transaction costs presented within the table above represent an estimate of the acquisition-related costs to be incurred by MCBC, including estimated costs and fees related to advisory, legal, investment banking, and other professional services, all of which are directly attributable to the pending Acquisition. These estimated costs have been recorded as a pro forma adjustment to reduce retained earnings on the unaudited pro forma condensed combined balance sheet as of September 30, 2015, but have not been reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing impact. See Note 4(i) for additional information. The remaining net proceeds of $107.2 million above are anticipated to be utilized primarily for costs associated with obtaining permanent financing. Actual costs may differ materially from the estimates included herein.

(c)
Accounts Receivable, net and Accounts Payable and Other Current Liabilities

        Represents the preliminary pro forma adjustment of $9.0 million to eliminate affiliate balances included within accounts receivable and accounts payable between MCBC and MillerCoors calculated as follows (in millions):

	MCBC	MillerCoors	Pro forma elimination adjustment
Accounts receivable, net	$1.7	$7.3	$(9.0)
Accounts payable and other current liabilities	(7.3)	(1.7)	9.0

Net receivable (payable)	$(5.6)	$5.6	$—

        Separately, as a result of the pending Acquisition, it is anticipated that MillerCoors will be required to change to its calendar year end for U.S. federal and state income tax purposes, which will accelerate taxable income to MCBC in the year of change. Accordingly, accounts payable and other current liabilities also includes an adjustment of $155.5 million to increase taxes payable as a result of this anticipated change (see Note 4(h)), as well an adjustment of $26.0 million to decrease taxes payable for the recognition of the tax effect of the estimated transaction cost adjustment impacting retained earnings (see Note 4(i)). The total pro forma adjustment to accounts payable and other current liabilities is summarized as follows:

Elimination of affiliate balances between MCBC and MillerCoors	$(9.0)
Reclassification of current deferred tax liability for anticipated tax year end change	155.5
Tax effect of retained earnings adjustment for estimated transaction costs	(26.0)

Total pro forma adjustment to accounts payable and other current liabilities	$120.5

(d)
Inventories, net

        Represents the preliminary pro forma adjustment to adjust MillerCoors' finished goods and work in process inventory to fair value. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the close of the pending Acquisition, the estimated adjustment in inventory to fair value of $80.4 million will increase cost of sales over approximately one month as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of operations because it does not have a continuing impact.

(e)
Other Intangibles, net and Property, Plant and Equipment, net

        The preliminary fair value of identifiable intangible assets was estimated using significant assumptions, such as the amount and timing of projected cash flows, the preliminary discount rate selected to measure the risk inherent in the future cash flows, and the assessment of the asset's life cycle, including competitive trends and other factors. The assumptions used to arrive at the estimated fair value of the identifiable intangible assets were derived based on preliminary available information. However, a full detailed analysis has not yet been completed and actual results may differ materially from these estimates. The preliminary fair value and weighted-average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value	Weighted-average estimated useful life	Annual amortization
	(In millions)	(Years)	(In millions)
Brands	$7,930.0	Indefinite	$—
Brands	2,540.0	19.0	133.7
Other	30.0	Indefinite	—
Other	80.0	7.0	11.4

Total acquired identifiable intangible assets	$10,580.0		$145.1
Less: MillerCoors' historical net book value	(1,771.8)

Pro forma adjustment to intangible assets, net	$8,808.2

        The preliminary fair value of property, plant and equipment was determined by using certain estimates and assumptions and are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age and condition of MillerCoors' property, plant and equipment. Actual results may differ materially from these estimates. The preliminary fair value and weighted-average estimated useful life of property, plant and equipment are estimated as follows:

	Fair value	Weighted-average estimated useful life	Annual depreciation
	(In millions)	(Years)	(In millions)
Land	$175.2	N/A	$—
Land improvements	17.5	10.0	1.8
Buildings and improvements	301.2	15.0	20.1
Machinery and equipment	2,183.1	12.0	181.9
Software	73.5	2.0	36.8
Returnable containers	98.1	8.0	12.3
Construction in progress	299.2	N/A	—

Acquired property, plant and equipment	$3,147.8		$252.9
Eden brewery property, plant and equipment(1)	140.5

Total acquired property, plant and equipment	$3,288.3
Less: MillerCoors' historical net book value	(2,806.9)

Pro forma adjustment to property, plant and equipment, net	$481.4

(1)
Represents the estimated fair value of the acquired depreciable property, plant and equipment associated with the Eden, North Carolina, brewery, which has been proposed for closure in September 2016 (see Note 3). As a result, the associated depreciation expense is not expected to have a continuing impact following the pending Acquisition and has therefore been excluded from pro forma depreciation expense in the table below.

        Based on the estimated respective preliminary fair values of identifiable amortizable intangible assets and depreciable property, plant and equipment, and the respective preliminary weighted-average estimated useful lives, the following pro forma adjustments to amortization and depreciation expenses have been made:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
Pro forma amortization of identifiable intangible assets	$108.8	$145.1
Pro forma depreciation of property, plant and equipment	189.7	252.9

Total calculated pro forma depreciation and amortization	$298.5	$398.0
Less: MillerCoors' historical amortization	(48.3)	(65.1)
Less: MillerCoors' historical depreciation(1)	(183.9)	(246.0)

Total pro forma adjustment to depreciation and amortization expenses	$66.3	$86.9

Increase in expense:
Pro forma adjustment recorded in cost of goods sold—See Note 4(l)	$4.9	$5.7
Pro forma adjustment recorded in marketing, general & administrative expenses—See Note 4(m)	$61.4	$81.2

(1)
The nine months ended September 30, 2015, excludes the impact of $21.8 million of accelerated depreciation related to the proposed Eden, North Carolina brewery closure which is recorded as a special item as further discussed in Note 3. These amounts also include normal depreciation charges associated with the Eden brewery of $11.8 million and $16.5 million during the nine months ended September 30, 2015, and year ended December 31, 2014, respectively.

(f)
Goodwill

        The following table summarizes the pro forma adjustments to goodwill (in millions):

Pro forma goodwill attributable to MillerCoors—See Note 2	$4,818.3
Fair value of international Miller brand portfolio net assets acquired	700.0
MillerCoors' historical goodwill	(4,360.1)

Total pro forma adjustment to goodwill	$1,158.2

(g)
Equity Income in MillerCoors and Investment in MillerCoors

        Represents the pro forma elimination of MCBC's equity method investment in MillerCoors and the associated equity income in MillerCoors as the close of the pending Acquisition will result in MCBC obtaining full control of MillerCoors.

(h)
Deferred Tax Liabilities

        The increase in non-current deferred tax liabilities is due to a $1.3 billion deferred tax liability for the tax impact of the gain recognized for the excess of the fair value of MCBC's pre-existing 42% interest in MillerCoors over its carrying value (see Note 2 for further discussion), offset by a reduction of $94.6 million as a result of the tax effect of the settlement of the unfavorable component of a water supply agreement between MCBC and MillerCoors that will be reacquired by MCBC as part of the pending Acquisition (see Note 4(i)). The total pro forma adjustment to non-current deferred tax liabilities is summarized as follows:

Deferred tax liability for gain on pre-existing 42% interest in MillerCoors	$1,254.9
Tax effect of settlement of reacquired contractual right	(94.6)

Total pro forma adjustment to non-current deferred tax liabilities	$1,160.3

        Separately, the reduction to current deferred tax liabilities was due to the reclassification of an existing MCBC current deferred tax liability of $155.5 million to accounts payable and other current liabilities (see Note 4(c)).

(i)
Stockholders' Equity

        The following summarizes the pro forma adjustments made to Class B common stock and paid-in capital (in millions, except for share price and par value):

Anticipated equity proceeds for issuance of estimated Class B common stock, gross	$2,350.0
Share price	$87.60

Number of shares of Class B common stock expected to be issued	26.8
Class B common stock pro forma adjustment ($0.01 par value)	$0.3
Anticipated equity proceeds for issuance of estimated Class B common stock, net of issuance costs	$2,297.1
Adjustment to Class B common stock for expected shares to be issued (at par)	(0.3)

Adjustment to MCBC paid-in capital for anticipated equity issuance	$2,296.8
Elimination of MillerCoors' historical paid-in capital	(8,646.0)

Total pro forma adjustment to paid-in capital	$(6,349.2)

        The 26.8 million shares of Class B common stock expected to be issued in conjunction with our equity offering and included in the table above were calculated based upon anticipated gross proceeds of $2.35 billion and an assumed share price of $87.60 per share, which represents the close price of our Class B common stock as reported on the New York Stock Exchange on January 25, 2016. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. A $1.00 increase/decrease in the assumed share price would change the number of outstanding shares by approximately 300,000 shares. Actual results could differ materially from these estimates.

        The following summarizes the pro forma adjustments made to retained earnings (in millions):

Recognition of MCBC historical accumulated other comprehensive income (loss) related to MillerCoors	$(567.4)
Gain on excess of fair value of pre-existing 42% interest in MillerCoors over carrying value(1)	3,499.3
Loss on settlement of reacquired contractual right(2)	(249.4)
Estimated transaction costs incurred(3)	(68.5)

Total adjustments before taxes	$2,614.0
Tax effect of adjustments	(893.4)

Pro forma adjustment to retained earnings	$1,720.6

(1)
The gain on the excess of the fair value of our pre-existing 42% interest in MillerCoors over its carrying value is based on a preliminary calculation of fair value using the best information available at this time (see Note 2). Actual results may differ materially from the information presented herein.

Fair value of MCBC pre-existing 42% equity interest in MillerCoors	$5,940.0
Less: Carrying value of previously held equity interest	(2,440.7)

Gain on excess of fair value of pre-existing 42% interest in MillerCoors over carrying value	$3,499.3

(2)
The settlement loss above represents the preliminary estimate of the fair value of the unfavorable component of a water supply agreement between MCBC and MillerCoors that will be reacquired by MCBC as part of the pending Acquisition.

(3)
See Note 4(b) for discussion related to the transaction cost adjustment.

        The adjustments to retained earnings above have not been reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing impact.

        The following summarizes the pro forma adjustments made to accumulated other comprehensive loss (in millions):

Recognition of MCBC historical accumulated other comprehensive loss related to MillerCoors, net of tax	$326.5
Elimination of MillerCoors' historical accumulated other comprehensive loss	1,351.0

Pro forma adjustment to accumulated other comprehensive loss	$1,677.5

(j)
Noncontrolling Interests

        Represents the preliminary pro forma adjustment to reflect MillerCoors' noncontrolling interests at estimated fair value. This adjustment is based on preliminary estimates and actual amounts may differ materially from the amounts included herein. See Note 2 for further information.

(k)
Sales

        The following pro forma adjustments eliminate beer sales between MCBC and MillerCoors for the nine months ended September 30, 2015, and year ended December 31, 2014, that are currently recorded as affiliate sales and will become intercompany transactions after the pending Acquisition is completed and thus will eliminate in consolidation.

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
MCBC beer sales to MillerCoors	$8.8	$13.1
MillerCoors' beer sales to MCBC	30.9	37.3

Total pro forma sales adjustment	$39.7	$50.4

(l)
Cost of Goods Sold

        The following pro forma adjustments (increase)/decrease cost of goods sold for the nine months ended September 30, 2015, and year ended December 31, 2014:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
MillerCoors' beer purchases from MCBC(1)	$8.8	$13.1
MCBC beer purchases from MillerCoors(1)	30.9	37.3
Depreciation(2)	(4.9)	(5.7)
MillerCoors' royalty fees paid to SABMiller(3)	12.2	11.7
MillerCoors' hops sales to SABMiller(4)	(3.4)	(2.8)

Total pro forma cost of goods sold adjustment	$43.6	$53.6

(1)
Reflects beer purchases between MCBC and MillerCoors that are currently recorded as affiliate purchases and will become intercompany transactions after the pending Acquisition is completed and thus will eliminate in consolidation. We currently expect all activity with SABMiller to cease upon the close of the pending Acquisition except as outlined in the Purchase Agreement in relation to transition services for the international Miller brand portfolio.

(2)
Reflects the pro forma adjustment to depreciation expense associated with the preliminary estimated fair value of MillerCoors' property, plant and equipment over the preliminary estimated remaining useful life. See Note 4(e) above for further details.

(3)
Reflects royalties paid by MillerCoors to SABMiller for sales of certain of its licensed brands in the U.S. Upon completion of the pending Acquisition, royalties will no longer be paid related to these licensed brands. See Purchase Agreement for additional details.

(4)
Reflects an adjustment to eliminate MillerCoors' hops sales to SABMiller for the nine months ended September 30, 2015, and year ended December 31, 2014, that are currently recorded as reductions to cost of good sold in MillerCoors' condensed combined statements of operations as we currently expect all activity with SABMiller to cease upon the close of the pending Acquisition except as outlined in the Purchase Agreement in relation to transition services for the international Miller brand portfolio.
(m)
Marketing, general and administrative ("MG&A") expenses

        Based on the estimated preliminary fair values of identifiable amortizable intangible assets and depreciable property, plant and equipment, and the preliminary weighted-average estimated useful lives, the following pro forma adjustments to amortization and depreciation expenses have been made to MG&A expense for the nine months ended September 30, 2015, and year ended December 31, 2014. Additionally, a pro forma adjustment has been made to eliminate MillerCoors' service agreement charges to SABMiller for the nine months ended September 30, 2015, and year ended December 31, 2014, that are currently recorded as a reduction to MillerCoors' MG&A expense as we currently expect all activity with SABMiller to cease upon the close of the pending Acquisition except as outlined in the Purchase Agreement in relation to transition services for the international Miller brand portfolio. The pro forma adjustments to increase/(decrease) MG&A expense are as follows:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
MG&A pro forma adjustment for depreciation and amortization—See Note 4(e)	$61.4	$81.2
MillerCoors' service agreement charges to SABMiller	1.5	1.3

Total MG&A pro forma adjustment	$62.9	$82.5

(n)
Interest Income (Expense), net

        Represents the preliminary pro forma adjustments for the estimated incremental interest expense, including the amortization of debt issuance costs, for the nine months ended September 30, 2015, and the year ended December 31, 2014, as if the pending Acquisition and related anticipated financing had occurred on January 1, 2014. The pro forma adjustments are based on the expected sources of funding as described above. Interest expense has been adjusted as follows (in millions):

	Principal	Effective interest rate	Interest expense on principal	Debt issuance cost	Total interest expense
For the nine months ended September 30, 2015:
Bridge Loan	$6,950.0	5.5%	$289.1	$47.3	$336.4
Term Loan	3,000.0	1.8%	40.3	1.6	41.9

Total	$9,950.0		$329.4	$48.9	$378.3

For the year ended December 31, 2014:
Bridge Loan	$6,950.0	4.9%	$340.1	$63.1	$403.2
Term Loan	3,000.0	1.8%	52.8	2.1	54.9

Total	$9,950.0		$392.9	$65.2	$458.1

        The pro forma adjustment to record interest expense assumes the bridge loan and term loan were issued on January 1, 2014, and were outstanding for the entire year ended December 31, 2014, and nine months ended September 30, 2015. The effective interest rate assumed for purposes of preparing this unaudited pro forma condensed combined financial information is based on historical three month LIBOR rates applied to the applicable reset dates plus certain margins specified in the bridge loan and the term loan agreements. MCBC believes that reflecting interest expense and amortization on the bridge loan and related issuance costs for the entire twenty-one month timeframe is reasonable because we currently expect to replace the bridge loan with permanent financing, and interest expense, although likely at a different rate, will have a continuing impact on MCBC.

        A 0.125% increase or decrease in interest rates would result in a change in interest expense of approximately $9 million for the nine months ended September 30, 2015, and approximately $12 million for the year ended December 31, 2014. Further, the adjustment to reflect pro forma interest expense also assumes an equity issuance of $2.35 billion. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. For each additional $100 million raised in the equity offering, the pro forma interest expense adjustments would decrease by approximately $4 million for the nine months ended September 30, 2015, and approximately $5 million for the year ended December 31, 2014.

        Additionally, as discussed in Note 1, as part of our plan to finance the pending Acquisition, in early 2016 we began entering into swaptions to hedge our interest rate risk. No adjustments to the unaudited pro forma financial information have been made related to these swaptions.

(o)
Income Tax Benefit (Expense)

        MillerCoors elected to be taxed as a partnership for U.S. federal and state income tax purposes. As a result, the related tax attributes of MillerCoors are passed through to its shareholders and income taxes are payable by its shareholders. Therefore, income tax expense within MCBC's historical results includes the tax effect of our 42% equity income from MillerCoors. The preliminary pro forma adjustment to income tax expense is inclusive of both the tax effect of the assumption of the incremental 58% of MillerCoors' pretax income, as well as the tax effect of the other pro forma adjustments impacting pretax income discussed above, based on the estimated blended U.S. federal and state statutory income tax rate. This adjustment is comprised of the following:

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(In millions)
Tax effect of 58% of MillerCoors' pretax income	$(237.9)	$(303.4)
Tax effect of pro forma adjustments(1)	159.8	203.6

Total pro forma adjustment to income tax benefit (expense)	$(78.1)	$(99.8)

(1)
Represents the tax effect of the pro forma adjustments impacting pretax income discussed above, excluding the elimination of equity income in MillerCoors.

        The effective tax rate of the combined company could be materially different from what is presented in this unaudited pro forma condensed combined financial information for a variety of reasons, including post-acquisition activities and other related undetermined tax conclusions.

(p)
Net Income (Loss) Per Share Attributable to MCBC From Continuing Operations and Weighted-Average Shares Outstanding

        Net income (loss) per share attributable to MCBC from continuing operations and weighted-average shares outstanding have been calculated to include the number of shares that we estimate will be issued in our $2.35 billion anticipated equity offering, assuming such shares were outstanding on January 1, 2014. This $2.35 billion of expected proceeds from the anticipated equity issuance assumes no exercise by the underwriters of their option to purchase up to 10% of additional shares, as a result of which the Company could raise up to approximately $2.6 billion. See Note 4(i) for calculation of the number of Class B common shares expected to be issued and included in the tables below.

        The following is our calculation of unaudited pro forma basic and diluted net income (loss) per share attributable to MCBC from continuing operations (in millions, except per share data):

	Pro forma net income (loss) from continuing operations attributable to MCBC	Pro forma weighted-average shares	Pro forma earnings per share
For the nine months ended September 30, 2015:
Pro forma calculation of Basic EPS	$445.0	212.3	$2.10
Pro forma calculation of Diluted EPS	$445.0	213.4	$2.08
For the year ended December 31, 2014:
Pro forma calculation of Basic EPS	$640.7	211.7	$3.03
Pro forma calculation of Diluted EPS	$640.7	212.9	$3.01

        Shares used in the calculation of pro forma basic and diluted net income (loss) per share attributable to MCBC are as follows (in millions):

	Historical	Shares issued in equity raise	Pro forma weighted-average shares
For the nine months ended September 30, 2015:
Weighted-average shares—basic	185.5	26.8	212.3
Weighted-average shares—diluted	186.6	26.8	213.4
For the year ended December 31, 2014:
Weighted-average shares—basic	184.9	26.8	211.7
Weighted-average shares—diluted	186.1	26.8	212.9

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected historical consolidated financial data of Molson Coors as of December 31, 2014 and 2013 and for the years ended December 31, 2014, December 31, 2013 and December 29, 2012 was derived from our audited consolidated financial statements appearing in our Annual Report on Form 10-K for year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. The information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 was derived from our unaudited condensed consolidated financial statements appearing in our Quarterly Report on Form 10-Q for quarter ended September 30, 2015, which is incorporated by reference in this prospectus supplement. The summary historical consolidated financial data as of December 29, 2012, December 31, 2011 and December 25, 2010, and for the years ended December 31, 2011 and December 25, 2010, was derived from our audited consolidated financial statements not included or incorporated in this prospectus supplement.

        The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference into this prospectus supplement. Our historical consolidated financial data may not be indicative of the results of operations or financial position to be expected in the future. Balance sheet data prior to 2015 has not been revised for the impact of the adoption of ASU 2015-03 relating to the presentation of debt issuance costs as the effect is not material. The balances for total assets, current portion of long-term debt and short-term borrowings, and long-term debt as of September 30, 2015 have been adjusted for the revised guidance.

	Nine Months Ended		For the Years Ended
	September 30, 2015	September 30, 2014	December 31, 2014	December 31, 2013(1)	December 29, 2012(1)(2)	December 31, 2011(1)	December 25, 2010(1)(3)
	(In millions, except per share data)
Consolidated Statements of Operations:
Net sales	$2,723.1	$3,172.5	$4,146.3	$4,206.1	$3,916.5	$3,515.7	$3,254.4
Net income (loss) from continuing operations attributable to Molson Coors Brewing Company	$322.2	$420.3	$513.5	$565.3	$441.5	$674.0	$634.4
Net income (loss) from continuing operations attributable to Molson Coors Brewing Company per share:
Basic	$1.74	$2.27	$2.78	$3.09	$2.44	$3.65	$3.41
Diluted	$1.73	$2.26	$2.76	$3.07	$2.43	$3.62	$3.39
Consolidated Balance Sheets:(4)
Total assets	$12,645.3	$14,833.4	$13,996.3	$15,580.1	$16,212.2	$12,423.8	$12,697.6
Current portion of long-term debt and short-term borrowings	$48.2	$1,108.7	$849.4	$586.9	$1,245.6	$46.9	$1.1
Long-term debt	$2,953.9	$2,345.8	$2,337.1	$3,213.0	$3,422.5	$1,914.9	$1,959.6
Other information:
Dividends per share of common stock	$1.23	$1.11	$1.48	$1.28	$1.28	$1.24	$1.08

(1)
On November 14, 2013, our Board of Directors approved a resolution to change our fiscal year from a 52/53 week fiscal year to a calendar year. As such, our 2013 fiscal year end was extended from December 28, 2013, to December 31, 2013, with subsequent fiscal years beginning on January 1 and ending on December 31 of each year. The impact of the three additional days in fiscal year 2013 is immaterial to the consolidated financial statements. Fiscal year 2011 contained 53 weeks whereas fiscal years 2010 and 2012 contained 52 weeks. Fiscal year 2013 included three additional days beyond 52 weeks due to the above mentioned fiscal year change.

(2)
Reflects activity as a result of our acquisition of Starbev Holdings S.á r.l. on June 15, 2012.

(3)
During the second quarter of 2014, we identified that we had incorrectly omitted the recognition of a liability for specific uncertain tax positions related to fiscal year 2010 that resulted in an immaterial misstatement of income tax expense within the consolidated statement of operations for the year ended December 25, 2010, as well as the liability for unrecognized tax benefits and retained earnings within the consolidated balance sheets at December 31, 2013, December 29, 2012, December 31, 2011, and December 25, 2010. We determined the impact of the correction of this error to be too significant to record within our second quarter 2014 results and, therefore, revised our historical statement of operations and balance sheets accordingly. To correct for this error, we have revised the impacted line items reported above, as well as the unrecognized tax benefits and retained earnings in the consolidated balance sheet as of December 31, 2013.

(4)
Historical balance sheet figures in the below table have not be adjusted for the adoption of ASU 2015-03: Interest—Imputation of Interest (ASC 835-30)—Simplifying the Presentation of Debt Issuance Costs because the impact is not material to our historical consolidated financial statements. Debt issuance costs included in total assets as of September 30, 2014, December 31, 2014, December 31, 2013, December 29, 2012, December 31, 2011 and December 25, 2010, were approximately $17 million, $16 million, $20 million, $24 million, $10 million and $6 million, respectively. The adoption of ASU 2015-03 would result in a retrospective adjustment which would decrease long-term debt by approximately $16 million, $16 million, $20 million, $23 million, $10 million and $6 million as of September 30, 2014, December 31, 2014, December 31, 2013, December 29, 2012, December 31, 2011 and December 25, 2010, respectively, and decrease the current portion of long-term debt and short-term borrowings by approximately $1 million as of September 30, 2014 and as of December 31, 2012.

 CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our Class B common stock. All prospective non-U.S. holders of our Class B common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Class B common stock. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our Class B common stock who is not for U.S. federal income tax purposes a partnership or:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

        This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our Class B common stock as a capital asset, which generally means property held for investment.

        This discussion does not address all aspects of U.S. federal income and estate taxation, including the Medicare contribution tax on net investment income, that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

  •
  insurance companies;

  •
  tax-exempt or governmental organizations;

  •
  banks and financial institutions;

  •
  brokers, dealers, or traders in securities;

  •
  pension plans;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

  •
  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or persons who hold our Class B common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations at the partner level. A partner in a partnership or other pass-through entity that will hold our Class B common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our Class B common stock through a partnership or other pass-through entity, as applicable.

        There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our Class B common stock.

Distributions on Our Class B Common Stock

        Distributions on our Class B common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the Class B common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "Gain on Sale, Exchange or Other Taxable Disposition of Our Class B Common Stock." Any such distributions will also be subject to the discussion below under the section titled "Withholding and Information Reporting Requirements—FATCA."

        Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If we or another withholding agent withholds tax on such a distribution, a non-U.S. holder may be entitled to a refund of the excess tax withheld, which the non-U.S. holder may claim by timely filing the required information with the IRS.

        Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax described above if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

        A non-U.S. holder of our Class B common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class B Common Stock

        In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder's sale, exchange or other taxable disposition of shares of our Class B common stock (other than a redemption that is treated as a distribution for U.S. federal income tax purposes and taxed as described above) unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in "Distributions on Our Class B Common Stock" also may apply;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

  •
  we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation," unless our Class B common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding Class B common stock, directly or indirectly, at all times during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held our Class B common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our Class B common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

        Shares of our Class B common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual's gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax provision or other treaty provides otherwise.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our Class B common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our Class B common stock. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in "Distributions on Our Class B Common Stock," generally will be exempt from U.S. backup withholding.

        Information reporting and backup withholding will generally apply to the proceeds of a disposition of our Class B common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding and Information Reporting Requirements—FATCA

        The Foreign Account Tax Compliance Act, or FATCA, will impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our Class B common stock paid to certain foreign entities, unless (i) if the foreign entity is a "foreign financial institution," such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under final U.S. Treasury Regulations and applicable IRS guidance, withholding under FATCA will only apply to payments of (1) dividends on our Class B common stock and (2) gross proceeds from a sale or other disposition of our Class B common stock made after December 31, 2018. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. Certain intergovernmental agreements between the United States and other countries may modify these rules. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Class B common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

        We are offering the shares of our Class B common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of Class B common stock listed next to its name in the following table.

Underwriters	Number of Shares
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
BMO Capital Markets Corp.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

Total

        The underwriting agreement provides that the underwriters must buy all of the shares of Class B common stock if they buy any of them. However, the underwriters are not required to pay for the shares covered by the underwriters' option to purchase additional shares as described below.

        Our Class B common stock is offered subject to a number of conditions, including:

  •
  receipt and acceptance of our Class B common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        We have been advised by the representatives that the underwriters intend to make a market in our Class B common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OPTION TO PURCHASE ADDITIONAL SHARES

        We have granted the underwriters an option to buy up to an aggregate of            additional shares of our Class B common stock. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares of Class B common stock approximately in proportion to the amounts specified in the table above.

UNDERWRITING DISCOUNT

        Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

        The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $            .

NO SALES OF SIMILAR SECURITIES

        We, our executive officers and directors, and certain of our significant stockholders have entered into lock-up agreements with the underwriters. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., (i) sell, offer to sell, contract or agree to sell, make any short sale, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Class B common stock or any other securities of the Company that are substantially similar to Class B common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class B common stock or any other securities of the Company that are substantially similar to Class B common stock (including without limitation, the Company's Class A common stock, Special Class A voting stock and Special Class B voting stock, and Molson Coors Canada Inc.'s, Class A exchangeable shares and Class B exchangeable shares), or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Class B common stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement.

        UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. may, at any time and in their sole discretion, release some or all the securities from these lock-up agreements. If the restrictions under the lock-up agreements are waived, shares of our Class B common stock may become available for resale into the market, subject to applicable law, which could reduce the market price of our Class B common stock.

        During the lock-up period, sales of securities held by our directors and executive officers are permitted under trading plans, as in effect as of the date of the applicable lock-up agreement, established pursuant to Rule 10b5-1 of the Exchange Act. Furthermore, during the lock-up period, one of our significant stockholders may sell, dispose or transfer 321,000 shares of Class B common stock pursuant to a forward contract in effect prior to commencement of this offering.

INDEMNIFICATION

        We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

        Our Class B common stock is listed on the New York Stock Exchange under the symbol "TAP."

PRICE STABILIZATION, SHORT POSITIONS

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class B common stock during and after this offering, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class B common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Class B common stock, which involve the sale by the underwriters of a greater number of shares of Class B common stock than they are required to purchase in this offering and purchasing shares of Class B common stock on the open market to cover short positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares.

        Naked short sales are short sales made in excess of the number of shares that may be purchased by the underwriters through their option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class B common stock in the open market that could adversely affect investors who purchased in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Class B common stock or preventing or retarding a decline in the market price of our Class B common stock. As a result of these activities, the price of our Class B common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

AFFILIATIONS

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In particular, certain of the underwriters and their affiliates have agreed to provide us with financing in the amount of up to $12.3 billion through the Bridge Loan Agreement and the Term Loan Agreement.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

ELECTRONIC DISTRIBUTION

        A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

NOTICE TO PROSPECTIVE INVESTORS

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

        This prospectus supplement is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The shares of Class B common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of Class B common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any shares of Class B common stock which are the subject of the offering contemplated by this prospectus supplement (the "Shares") may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined under the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Hong Kong

        The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to "professional investors" within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a

"prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made thereunder.

Japan

        Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

  (1)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law; or

  (4)
  as specified in Section 276(7) of the SFA.

Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (CO) and the shares of Class B common stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares of Class B common stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares of Class B common stock with a view to distribution.

Dubai International Finance Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to Professional Clients who are not natural persons. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Australia

        This prospectus supplement is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

        The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). The offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus supplement does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

LEGAL MATTERS

        The validity of the shares of our Class B common stock offered hereby will be passed upon for us by Perkins Coie LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of Molson Coors Brewing Company (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of MillerCoors LLC for the year ended December 31, 2014 incorporated in this prospectus supplement by reference to Exhibit 99 of the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC's website.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. Our filings with the SEC are also available on our website at www.molsoncoors.com. The information on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2014 (including portions of our Definitive Proxy Statement on Schedule 14A for the 2015 annual meeting of stockholders filed with the SEC on April 17, 2015 to the extent specifically incorporated by reference in such Annual Report on Form 10-K);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

  •
  our Current Reports on Form 8-K filed with the SEC on February 10, 2015 (solely with respect to Item 8.01), June 8, 2015, September 8, 2015, September 14, 2015, September 18, 2015, November 6, 2015, November 12, 2015, December 17, 2015 and January 26, 2016; and

  •
  the description of our Class B common stock contained in the Registration Statement on Form 8-A filed with the SEC on February 10, 1999, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Molson Coors Brewing Company
1801 California Street, Suite 4600
Denver, Colorado 80202
Attention: Investor Relations
MCBCInvestorRelations@molsoncoors.com
(303) 927-2337

PROSPECTUS

MOLSON COORS BREWING COMPANY

Class B Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Depositary Shares
Warrants
Purchase Contracts
Units

        We may offer and sell the securities described in this prospectus from time to time in one or more offerings. The specific terms of the securities, including their offering prices, will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The securities may be sold to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See "Plan of Distribution."

        The Class B common stock of Molson Coors Brewing Company is listed on the New York Stock Exchange under the symbol "TAP."

        Investing in our securities involves risks. See "Risk Factors" on page 1 of this prospectus, and any applicable prospectus supplement, and in the documents that are incorporated by reference herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2016.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), that we filed with the Securities and Exchange Commission ("SEC") using the "shelf" registration process as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities described in this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information" and "Information Incorporated By Reference" before you make an investment decision.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See "Information Incorporated By Reference."

        This prospectus and any accompanying prospectus supplements may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus or any accompanying prospectus supplement are the property of their respective owners.

        Unless the context otherwise indicates, references in this prospectus to "we," "us," "our" and "Molson Coors" are to Molson Coors Brewing Company and its subsidiaries. The term "you" refers to a prospective investor.

i

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus, any prospectus supplement and the documents incorporated herein by reference include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements relating to overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, anticipated results, anticipated synergies, expectations for funding future capital expenditures and operations, debt service capabilities, shipment levels and profitability, market share and the sufficiency of capital resources. In addition, statements that we make that are not statements of historical fact may also be forward-looking statements. Words such as "expects," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," and variations of such words and similar expressions are intended to identify forward-looking statements.

        Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those indicated (both favorably and unfavorably). We urge you to consider the risks and uncertainties described in "Risk Factors" in the documents incorporated by reference in this prospectus, in any prospectus supplement and in any of our other public filings, including our Annual Report on Form 10-K for the year ended December 31, 2014. Caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made and, except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ii

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled "Risk Factors" in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

OUR COMPANY

        We are one of the world's largest brewers and have a diverse portfolio of owned and partner brands, including core brands Carling, Coors Light, Molson Canadian and Staropramen, as well as craft and specialty beers such as Blue Moon, Creemore Springs, Cobra and Doom Bar. For more than 350 combined years, we have been brewing high-quality, innovative products with the purpose of delighting the world's beer drinkers. Our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.

        Molson, Inc. ("Molson") and the Adolph Coors Company ("Coors") were founded in 1786 and 1873, respectively. Coors was originally incorporated in June 1913 under the laws of the State of Colorado as the Adolph Coors Company. In August 2003, Coors changed its state of incorporation to the State of Delaware. In February 2005, upon completion of the merger of Coors and Molson, Coors changed its name to Molson Coors Brewing Company. The addresses and telephone numbers of our dual principal executive offices are: 1801 California Street, Suite 4600, Denver, Colorado 80202, (303) 927-2337 and 1555 Notre Dame Street East, Montréal, Québec, Canada H2L 2R5, (514) 521-1786. Our website address is www.molsoncoors.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the nine months ended September 30, 2015. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Fiscal Year Ended
	December 25, 2010	December 31, 2011	December 29, 2012	December, 31, 2013	December, 31, 2014	Nine Months Ended September 30, 2015
Ratio of earnings to fixed charges(1)	7.6	6.9	3.8	4.3	4.8	4.6

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of income from continuing operations before income taxes and minority interests plus fixed charges, amortization of capitalized interest and distributions from unconsolidated entities less equity in net income of unconsolidated entities and capitalized interest. Fixed charges includes interest expense (net of capitalized interest), capitalized interest and the portion of rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of rent expense representing interest is estimated to be 33%.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by us under this prospectus for general corporate purposes, which may include repayment or refinancing of debt, acquisitions, working capital, capital expenditures, and repurchases or redemptions of securities. We will retain broad discretion over the allocation of net proceeds from the sale of any securities offered by us.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation, our Third Amended and Restated Bylaws, which we refer to as our bylaws, and applicable provisions of Delaware corporate law. This summary is not complete. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 1,025,000,002 shares, comprising five classes: (i) 500,000,000 shares of Class A Common Stock, par value $0.01 per share; (ii) 500,000,000 shares of Class B Common Stock, par value $0.01 per share; (iii) one share of Special Class A Voting Stock, par value $0.01 per share; (iv) one share of Special Class B Voting Stock, par value $0.01 per share, and (v) 25,000,000 shares of Preferred Stock, par value $0.01 per share.

        As of December 31, 2015, the following number of shares of our capital stock were outstanding: 2,565,137 shares of Class A Common Stock, 163,051,849 shares of Class B Common Stock, one share of Special Class A Voting Stock, one share of Special Class B Voting Stock, and no shares of Preferred Stock.

Class A Common Stock and Class B Common Stock

        Dividends.    Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock are entitled to receive, from legally available funds, dividends when and as declared by our Board of Directors, except that so long as any shares of Class B Common Stock are outstanding, no dividend will be declared or paid on the Class A Common Stock or Class B Common Stock unless at the same time a dividend is declared or paid, on the Class B Common Stock or Class A Common Stock, as applicable, in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the amount per share (or number per share, in the case of a dividend paid in the form of shares) of the dividend declared or paid on the Class A Common Stock or Class B Common Stock, as applicable.

  Voting Rights

        Class A Holders.    Except in limited circumstances, so long as any shares of Class A Common Stock or Special Class A Voting Stock is outstanding, the right to vote for all purposes is vested exclusively in the holders of Class A Common Stock and Special Class A Voting Stock (as instructed by the holders of the Class A Exchangeable Shares) (collectively, the "Class A Holders") (see "Special Voting Stock" and "Exchangeable Shares" below), voting together as a single class. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held, without the right to cumulate votes for the election of directors.

        An affirmative vote is required of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and Special Class A Voting Stock, voting together as a single class, prior to the taking of certain actions, including:

  •
  the issuance of (i) any shares of Class A Common Stock (other than upon the conversion of Class B Common Stock under circumstances provided in our certificate of incorporation or the exchange or redemption of Class A Exchangeable Shares in accordance with the terms of those Class A Exchangeable Shares), or (ii) securities (other than Class B Common Stock) convertible into or exercisable for Class A Common Stock;

  •
  the issuance of (i) shares of Class B Common Stock (other than upon the conversion of Class A Common Stock under circumstances provided in our certificate of incorporation or the exchange or redemption of our Class B Exchangeable Shares in accordance with the terms of those Class B Exchangeable Shares), or (ii) securities convertible into or exercisable for Class B Common Stock (other than Class A Common Stock) whether in a single transaction or in a series of related transactions, if the number of shares to be issued (including upon conversion or exchange) is, or will be upon issuance, equal to or greater than 20% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock (or securities convertible into or exercisable for shares of Class B Common Stock);

  •
  the issuance of any shares of Preferred Stock having voting rights other than those expressly required by the Delaware General Corporation Law ("DGCL");

  •
  the sale, transfer or other disposition of any capital stock (or securities convertible into or exchangeable for capital stock) of our subsidiaries;

  •
  the sale, transfer or other disposition of all or substantially all of the assets of our subsidiaries; and

  •
  any decrease in the number of members of our Board of Directors to a number below 15.

        Pentland Securities (1981) Inc. and the Adolph Coors, Jr. Trust, which together control more than 90% of the Class A Common Stock and Class A Exchangeable Shares, have voting trust agreements through which they have combined their voting power over the shares of Class A Common Stock and the Class A Exchangeable Shares that they own. However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A Common Stock and Class A Exchangeable Shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders.

        Class B Holders.    The holders of the Class B Common Stock and the Special Class B Voting Stock (as instructed by the holders of the Class B Exchangeable Shares) (collectively, the "Class B Holders") may vote with respect to the following: (i) any matter required by the DGCL, (ii) the election of up to three directors, and (iii) as provided in our certificate of incorporation, including on a non-binding advisory basis on the compensation of our named executive officers and as set forth below under "Class A Holders and Class B Holders." In all other cases, the right to vote is vested exclusively with the Class A Holders. The holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held with respect to each matter on which holders of the Class B Common Stock are entitled to vote, without the right to cumulate votes for the election of directors.

        Class A Holders and Class B Holders.    Under our certificate of incorporation, the Class A Holders and the Class B Holders have the right to vote, as separate classes and not jointly, on:

  •
  any merger that requires stockholder approval under the DGCL;

  •
  any sale of all or substantially all of our assets, other than to a related party;

  •
  any proposal to dissolve our company or any proposal to revoke the dissolution of our company; or

  •
  any amendment to the certificate of incorporation that requires stockholder approval under the certificate of incorporation or the DGCL and that would:

  •
  increase or decrease the aggregate number of the authorized shares of Class B Common Stock;

  •
  change the rights of any shares of Class B Common Stock;

    •
    change the shares of all or part of Class B Common Stock into a different number of shares of the same class;

    •
    increase the rights of any other class that is equal or superior to Class B Common Stock with respect to distribution or dissolution rights (a "co-equal class");

    •
    create any new co-equal class;

    •
    other than pursuant to the certificate of incorporation, exchange or reclassify any shares of Class B Common Stock into shares of another class, or exchange, reclassify or create the right of exchange of any shares of another class into shares of Class B Common Stock; or

    •
    limit or deny existing preemptive rights of, or cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on, any shares of Class B Common Stock.

        Liquidation Rights.    If we liquidate, dissolve or wind up our affairs, the holders of Class A Common Stock, together with the holders of the Class B Common Stock (collectively, with the Class A Common Stock, the "Company Common Stock"), will be entitled to receive, after our creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of our remaining assets in proportion to their shareholdings.

  Conversion Rights

        Conversion from Class A Common Stock to Class B Common Stock.    Our certificate of incorporation provides for the right of holders of Class A Common Stock to convert their stock into Class B Common Stock on a one-for-one basis at any time.

        "Coattail" Conversion Rights.    Our certificate of incorporation also includes a "coattail" provision to provide protection to holders of our Class B Common Stock and the Class B Exchangeable Shares in the case of a proposed tender offer or takeover bid for our Class A Common Stock. A holder of our Class B Common Stock is entitled to receive a notice from us that the conversion right of holders of shares of our Class B Common Stock has come into effect. This notice must include a description of the conversion procedures including the election procedures described below, a copy of the exclusionary offer and any other materials received by us in respect of the offer.

        Subject to conditions described below, if an "exclusionary offer" is made for shares of our Class A Common Stock, each outstanding share of our Class B Common Stock will be convertible into one share of our Class A Common Stock at the option of the holder during the period of time commencing on the eighth day after the date on which an exclusionary offer is made and ending on the last date upon which holders of shares of our Class A Common Stock may accept the exclusionary offer.

        An "exclusionary offer" is an offer to purchase shares of our Class A Common Stock that both: (A) either (1) must, by reason of applicable securities laws or the requirements of a stock exchange on which shares of our Class A Common Stock are listed, be open to all or substantially all holders of our Class A Common Stock, or (2) would, if the offer were made in Canada or a province of Canada, be required to be made to all or substantially all holders of shares of our Class A Common Stock resident in Canada or a province of Canada by reason of applicable securities laws of Canada or a province of Canada, the requirements of a stock exchange on which shares of our Class A Common Stock are listed, or the requirements of the Canada Business Corporations Act; and (B) is not made concurrently with an offer to purchase shares of our Class B Common Stock that is identical to the offer to purchase shares of our Class A Common Stock in terms of price per share and percentage of outstanding shares to be purchased (exclusive of shares owned immediately prior to the offer by the offeror) and in all other respects (except with respect to the conditions that may be attached to the offer to purchase shares of our Class A Common Stock), and having no conditions other than the right not to purchase and pay for shares of our Class B Common Stock tendered if no shares of our Class A Common Stock are purchased in the offer for shares of our Class A Common Stock.

        The Class B conversion right will not come into effect if one or more holders owning, in the aggregate, as of the offer date, over 50% of the outstanding shares of our Class A Common Stock and Class A Exchangeable Shares, in each case excluding shares owned by the offeror, provide us with adequate assurances that they are not making or acting with another to make the exclusionary offer and will not participate in the exclusionary offer.

        Any of the holders of our Class B Common Stock can exercise this right by providing a signed written notice to the transfer agent and complying with certain other specified conditions. The holders of our Class B Common Stock must pay any governmental or other tax imposed on or in respect of the conversion into shares of our Class A Common Stock.

        Other.    Holders of Company Common Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Company Common Stock are fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the Company Common Stock.

Exchangeable Shares

        The Class A Exchangeable Shares and Class B Exchangeable Shares (collectively, "Exchangeable Shares") were issued by Molson Coors Canada Inc. ("MCCI"), a wholly-owned, indirect subsidiary of Molson Coors. The Exchangeable Shares are substantially the economic equivalent of the corresponding shares of Company Common Stock in which they may be exchanged. As of December 31, 2015, there were outstanding 2,888,692 Class A Exchangeable Shares and 16,011,153 Class B Exchangeable Shares

        Dividends.    Holders of Exchangeable Shares are entitled to receive, subject to applicable law, dividends as follows:

  •
  in the case of a cash dividend declared on a corresponding share of Company Common Stock, an amount in cash for each exchangeable share corresponding to the cash dividend declared on each corresponding share of Company Common Stock in U.S. dollars or in an equivalent amount in Canadian dollars;

  •
  in the case of a stock dividend declared on a corresponding share of Company Common Stock to be paid in shares of Company Common Stock, in the number of Exchangeable Shares of the relevant class for each Exchangeable Share that is equal to the number of shares of corresponding Company Common Stock to be paid on each corresponding share of Company Common Stock; or

  •
  in the case of a dividend declared on a corresponding share of Company Common Stock in any other type of property, in the type and amount of property as is economically equivalent as determined by MCCI's board of directors to the type and amount of property to be paid on each corresponding share of Company Common Stock.

        The declaration dates, record dates and payment dates for dividends on the Exchangeable Shares are the same as the relevant dates for the dividends on the shares of corresponding Company Common Stock.

        Voting Rights.    Holders of Exchangeable Shares receive, through a voting trust, the benefit of voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Company Common Stock. See "Special Voting Stock—Voting Rights" below.

        Other.    The Exchangeable Shares are exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Company Common Stock. Holders of Class A

Exchangeable Shares are entitled to convert their stock into Class B Exchangeable Shares on a one-for-one basis at any time.

Special Voting Stock

        We have outstanding one share of Special Class A Voting Stock and one share of Special Class B Voting Stock, through which the holders of Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, may exercise their voting rights with respect to our Company Common Stock in which the corresponding Exchangeable Shares may be exchanged.

        Dividends and Liquidation Rights.    The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are not entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up.

        Voting Rights.    The Special Class A Voting Stock and the Special Class B Voting Stock provide the mechanism for holders of the corresponding Exchangeable Shares to provide instructions to vote with the holders of our corresponding Company Common Stock. The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are each entitled to one vote for each corresponding outstanding Exchangeable Share, excluding shares held by Molson Coors or its subsidiaries, and generally vote together with the corresponding Company Common Stock on all matters on which the holders of the corresponding Company Common Stock are entitled to vote.

        The Special Class A Voting Stock and Special Class B Voting Stock are subject to voting trust arrangements. The trustee which holds the Special Class A Voting Stock and the trustee which holds the Special Class B Voting Stock are required to cast a number of votes equal to the number of then-outstanding corresponding Exchangeable Shares, but will only cast a number of votes equal to the number of corresponding Exchangeable Shares as to which it has received voting instructions from the owners of record of those Exchangeable Shares, other than Molson Coors or its subsidiaries, on the record date of the action, and will cast the votes in accordance with such instructions so received.

        Other.    The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Special Class A Voting Stock and Special Class B Voting Stock are fully paid and non-assessable.

Preferred Stock

        Our certificate of incorporation authorizes our Board of Directors to issue up to 25,000,000 shares of Preferred Stock from time to time in one or more series, generally without any vote or action by the holders of our Company Common Stock, except that the issuance of any shares of Preferred Stock having any voting rights other than those expressly required by the DGCL will be subject to approval by a majority of the voting power of the holders of our Class A Common Stock and Special Class A Voting Stock, voting together as a single class. Subject to this right, our Board of Directors will be authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rate, dividend rights, liquidation preferences, conversion rights and terms, voting rights, redemption rights and terms and sinking fund terms of any series of Preferred Stock. Depending on the terms of any issued Preferred Stock, any or all series of issued Preferred Stock could have a preference over our Company Common Stock with respect to dividends and other distributions and upon liquidation or dissolution of Molson Coors. Subject to certain conditions as specified in our certificate of incorporation, our Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Company Common Stock. The issuance of Preferred Stock may decrease the market price of our Company Common Stock.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

        Provisions of our certificate of incorporation, our bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in the stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for our restructuring or sale of all or part of our business.

  Authorized but Unissued Shares of Common Stock and Preferred Stock

        Subject to certain conditions, our authorized but unissued shares of Company Common Stock and preferred stock are available for our Board of Directors to issue without stockholder approval. As noted above, our Board of Directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of Company Common Stock, subject to certain conditions. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Company Common Stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of Company Common Stock or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of Company Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

  Election, Nomination and Removal of Directors

        Our Board of Directors has currently set the size of the board at 15 members. Twelve of the 15 directors may be elected by the Class A Holders, and three of the 15 directors may be elected by the Class B Holders. The Class A-C Nominating Subcommittee (consisting of two Coors family directors) may nominate five persons to stand for election to our Board of Directors by the Class A Holders, and the Class A-M Nominating Subcommittee (consisting of two Molson family directors) similarly may nominate five nominees to stand for election to our Board of Directors by the Class A Holders. The Nominating Committee (comprised of an independent director, the members of the Class A-C Nominating Subcommittee and the members of the Class A-M Nominating Subcommittee) may nominate two additional directors to stand for election to our Board of Directors by the Class A Holders. The full Board of Directors may nominate three directors to stand for election to our Board of Directors by the Class B Holders. Any director may be removed, with cause, by a majority vote of the Class A Holders and the Class B Holders, voting together as a single class. Any director may be removed, without cause, by a vote of the holders of a majority of the voting power of the class or classes that elected the director. Further, only our Board of Directors may change the size of our board, subject to certain conditions. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of our Board of Directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of our company, and may maintain the incumbency of our Board of Directors.

  Stockholder Advance Notice Procedure

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. Only persons who are nominated by our Board of Directors, or a duly authorized board committee, or by a stockholder who has given timely written notice to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under the SEC's Rules and Regulations. The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, our Board of Directors or by a stockholder who has given timely written notice to our secretary. This notice is required to include a brief description of the business desired to be brought before the meeting and specified information about the stockholder and the stockholder's ownership of our capital stock. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Amendment to our Certificate of Incorporation and Bylaws

        Our certificate of incorporation may generally be amended by a majority of our Class A Holders and Class B Holders, voting as a single class, subject to certain exceptions as set forth in our certificate of incorporation which require the vote of a majority of our Class A Holders and Class B Holders, each voting as a separate class and not jointly. Our bylaws may generally be amended by our board of directors, subject to certain exceptions, or by a majority of our Class A Holders.

Delaware Anti-Takeover Statute

        Our certificate of incorporation expressly provides that we will not be governed by Section 203 of the DGCL.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar for our Class A Exchangeable Shares and Class B Exchangeable Shares is CST Trust Company.

Listing

        Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange under the symbols "TAP A" and "TAP," respectively. Our Class A Exchangeable Shares and Class B Exchangeable Shares are listed on the Toronto Stock Exchange under the symbols "TPX.A" and "TPX.B," respectively.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

        We may issue debt securities and guarantees of debt securities from time to time under this prospectus. We will set forth in an accompanying prospectus supplement a description of the debt securities and guarantees of debt securities that may be offered under this prospectus. The debt securities will be our direct secured or unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

 DESCRIPTION OF THE DEPOSITARY SHARES

General

        We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The summary of terms of the depositary shares contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

        If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

        If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

        Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

        Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

        After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

        The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

        Neither we nor the depositary will be liable if either we or it is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, Class B Common Stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, Class B Common Stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The summary of the terms of the warrants contained in this prospectus is not complete and is subject to, and is qualified in its entirety to, all provisions of the applicable warrant agreement.

        Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

  •
  the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants are to be sold separately or with other securities as parts of units;

  •
  whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

  •
  any applicable material U.S. federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  the designation and terms of any equity securities purchasable upon exercise of the warrants;

  •
  the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

  •
  if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

  •
  the number of shares of preferred stock, the number of depositary shares or the number of shares of Class B Common Stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

  •
  any redemption or call provisions; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

 DESCRIPTION OF PURCHASE CONTRACTS

        We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities, shares of Class B Common Stock or preferred stock, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders' obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts. The summary of the terms of the purchase contracts contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable purchase contracts.

        The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special U.S. federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

        We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date or other specific circumstances occur. The summary of the terms of the units contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable unit agreements.

        Any prospectus supplement related to any particular units will describe, among other things:

  •
  the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

  •
  if appropriate, any special U.S. federal income tax considerations applicable to the units; and

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  any material provisions of the governing unit agreement that differ from those described above.

The applicable provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities and Guarantees of Debt Securities," "Description of the Depositary Shares," "Description of Warrants" and "Description of Purchase Contracts," will apply to each unit and to each security included in each unit, respectively.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby:

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  directly to purchasers;

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  through agents;

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  through dealers;

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  through underwriters;

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  through a combination of any of the above methods of sale; or

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  through any other methods described in a prospectus supplement.

        We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

        The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.

        Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

        If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

        We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        Any person participating in the distribution of Class B Common Stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our Class B Common Stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Class B Common Stock to engage in market-making activities with respect to our Class B Common Stock. These restrictions may affect the marketability of our Class B Common Stock and the ability of any person or entity to engage in market-making activities with respect to our Class B Common Stock.

        In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. Our filings with the SEC are also available on our website at www.molsoncoors.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

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  our Annual Report on Form 10-K for the year ended December 31, 2014 (including portions of our Definitive Proxy Statement on Schedule 14A for the 2015 annual meeting of stockholders filed with the SEC on April 17, 2015 to the extent specifically incorporated by reference in such Annual Report on Form 10-K);

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  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

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  our Current Reports on Form 8-K filed with the SEC on February 10, 2015 (solely with respect to Item 8.01), June 8, 2015, September 8, 2015, September 14, 2015, September 18, 2015, November 6, 2015, November 12, 2015, December 17, 2015 and January 26, 2016; and

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  the description of our Class B common stock contained in the Registration Statement on Form 8-A filed with the SEC on February 10, 1999, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Molson Coors Brewing Company
1801 California Street, Suite 4600
Denver, Colorado 80202
Attention: Investor Relations
MCBCInvestorRelations@molsoncoors.com
(303) 927-2337

 LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, the validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of Molson Coors Brewing Company (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of MillerCoors LLC for the year ended December 31, 2014 incorporated in this prospectus by reference to Exhibit 99 of the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$2,350,000,000

Molson Coors Brewing Company

Class B Common Stock

Joint Book-Running Managers

UBS Investment Bank
BofA Merrill Lynch
Citigroup
BMO Capital Markets
MUFG
RBC Capital Markets
Wells Fargo Securities